Exhibit 15.7

EXECUTION VERSION

Indosat Finance Company B.V.

(as Issuer)

and

Indosat International Finance Company B.V.

and

PT Indosat Tbk

(as Guarantors)

and

The Bank of New York

(as Trustee)

$300,000,000 7.75% Guaranteed Notes Due 2010

AMENDED AND RESTATED INDENTURE

Dated as of January 25, 2006

i

SECTION 11.14.	Multiple Originals	79
SECTION 11.15.	Table of Contents; Headings	79

Appendix A	-	Provisions Relating to Notes

Exhibit A	-	Form of Note

AMENDED AND RESTATED INDENTURE dated as of January 25, 2006, between Indosat Finance Company B.V., a company established with limited liability organized under the laws of the Netherlands (the “Issuer”), Indosat International Finance Company B.V., a company established with limited liability organized under the laws of the Republic of Indonesia (“Indosat International”), PT Indosat Tbk., a company organized under the laws of the Republic of Indonesia (the “Parent” or “Indosat”, and together with Indosat International, the “Guarantors”), and The Bank of New York, a New York banking corporation (the “Trustee”), as trustee.

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the holders of the Issuer’s $300,000,000 7.75% Guaranteed Notes due 2010, to be issued as provided in this Indenture (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Accreted Value” of any Debt issued at a price less than the principal amount at Stated Maturity, means, as of any date of determination, an amount equal to the sum of (a) the issue price of such Debt as determined in accordance with Section 1273 of the Code or any successor provisions plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the “stated redemption price at maturity” of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Debt) that shall theretofore have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Debt to the date of determination, minus all amounts theretofore paid in respect of such Debt, which amounts are considered as part of the “stated redemption price at maturity” of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

“Additional Notes” means, subject to the Issuer’s compliance with Article IV, 7.75% Guaranteed Notes due 2010 issued from time to time after the Issue Date under the terms of this Indenture pursuant to Section 2.01 and all Notes issued in exchange therefor. Following their issuance in accordance with this Indenture, Additional Notes shall constitute “Notes” hereunder.

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a commissioner or director or officer of:

(1) such specified Person;

(2) any Subsidiary of such specified Person; or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.14 and 4.16 only, “Affiliate” shall also mean any beneficial owner of shares representing 5% (or 10% in the case of a Person who is entitled to file a short-form statement on Schedule 13G with the Commission) or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Parent or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other assets of the Parent or any Restricted Subsidiary outside of the ordinary course of business of the Parent or any Restricted Subsidiary;

other than, in the case of clauses (a) and (b) above,

(1) any disposition by a Restricted Subsidiary to the Parent or by the Parent or any Restricted Subsidiary to a Wholly Owned Subsidiary; and

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by Section 4.11; and

(3) any disposition effected in compliance with the first paragraph of Section 5.01.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation;” and

(b) in all other instances, the greater of:

(1) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction, and

(2) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Bankruptcy Law” means Title 11, United States Code, or any similar law for the relief of debtors in the Republic of Indonesia or the United States, now or hereafter in effect.

“Board of Directors” means the board of directors of the Parent, the Issuer, any other Guarantor or any Restricted Subsidiary, as the case may be, or any committee thereof duly authorized to act on behalf of such board.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Issuer or the Parent, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or the Parent, as the case may be, and to be in full force and effect on the date of such certification.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.12, a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by the Parent from the issuance or sale (other than to a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of its employees) by the Parent of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a) if (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Parent and (2) the Permitted Holders are the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of the Parent than such other person or group (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a specified corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Parent and the Restricted Subsidiaries considered as a whole shall have occurred, or the Parent merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Parent is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of the Parent is reclassified into or exchanged for Voting Stock of the surviving corporation, and

(2) the holders of the Voting Stock of the Parent immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) the shareholders of the Parent shall have approved any plan of liquidation or dissolution of the Parent.

“Clearstream” means Clearstream Banking, société anonyme, or any successor clearing agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Parent and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a) all intercompany items between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b) all current maturities of long-term Debt.

“Consolidated Debt to EBITDA Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate consolidated principal amount, or in the case of Debt issued at a discount, the then-Accreted Value, of Debt of the Parent and its consolidated Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet of the Parent, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred or repaid since such balance sheet date and the receipt and the application of the net proceeds thereof; to

(b) an amount equal to the aggregate EBITDA for the most recent four consecutive fiscal quarters of the Parent next preceding the Incurrence of such Debt for which consolidated financial statements of the Parent are available;

provided, however, that if:

(1) since the beginning of the relevant four fiscal quarter period the Parent or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

(2) the transaction giving rise to the need to calculate the Consolidated Debt to EBITDA Ratio is such an Asset Sale, Investment or acquisition; or

(3) since the beginning of the relevant four fiscal quarter period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any Restricted Subsidiary since the beginning of the relevant four fiscal quarter period) shall have made such an Asset Sale, Investment or acquisition;

EBITDA for the relevant four fiscal quarter period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Parent or its Restricted Subsidiaries:

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expenses;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f) net costs associated with Hedging Obligations (including amortization of fees);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest Incurred in connection with Investments in discontinued operations;

(j) interest accruing on any Debt of any other Person to the extent such Debt is guaranteed by the Parent or any Restricted Subsidiary; and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than the Parent) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (d) below, the Parent’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

(2) the Parent’s equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(b) any net income (loss) of any Person acquired by the Parent or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition;

(c) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Parent, except that:

(1) subject to the exclusion contained in clause (d) below, the Parent’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitation contained in this clause); and

(2) the Parent’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Parent or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

(e) any extraordinary gain (but not loss); and

(f) the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” means the total of the amounts shown on the consolidated balance sheet of the Parent and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Parent ending at least 30 days prior to the taking of any action for the purpose of which the determination is being made, as:

(a) the par or stated value of all outstanding Capital Stock of the Parent; plus

(b) paid-in capital or capital surplus relating to such Capital Stock; plus

(c) any retained earnings or earned surplus, less:

(1) any accumulated deficit;

(2) any amounts attributable to Disqualified Stock;

(3) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset;

(4) all Investments in Persons that are not Restricted Subsidiaries (except Permitted Investments); and

(5) all unamortized debt discount and expense and unamortized deferred charges;

all of the foregoing determined in accordance with GAAP.

“Credit Facilities” means (i) the Existing Syndicated Loan Agreement and (ii) one or more facilities providing for revolving credit loans, term loans, letters of credit and/or bank guarantees and/or receivables financing facilities, in each case, as amended, restated, modified, renewed, replaced, refinanced or refunded, including through any increase in the amount borrowed thereunder, in whole or in part, from time to time.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed; and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person issued or assumed as the deferred purchase price of Property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable, accrued commissions and other similar accrued current liabilities arising in the ordinary course of business that, in each instance, are (i) not more than 120 days overdue or (ii) are being contested in good faith by such Person; provided that, with respect to such contested current liabilities that are also more than 120 days overdue, this exclusion shall apply only to the actual portion of such liabilities that are in dispute);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clauses (e) or (f) of the second paragraph of Section 4.10, or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to any of such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clauses (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Parent held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Parent.

“EBITDA” means, for any period, an amount equal to, for the Parent and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) the provision for taxes based on income or profits or utilized in computing net loss;

(2) Consolidated Interest Expense;

(3) depreciation;

(4) amortization of intangibles; and

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period); minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Parent by such Restricted Subsidiary without prior approval (that has not been obtained) other than shareholders’ approval, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Euroclear” means Euroclear Banking S.A./N.V., as operator of the Euroclear system, or any successor clearing agency.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Debt” means Debt of the Parent and the Restricted Subsidiaries in existence on the Issue Date until repaid (but not including Debt under the Existing Syndicated Loan Agreement).

“Existing Syndicated Loan Agreement” means the Syndication Facility Agreement, dated as of October 2, 2003, by and among the Parent and PT Bank Central Asia Tbk., as facility agent, PT Bank Negara Indonesia (Persero) Tbk, as security agent, and PT Bank Mandiri (Persero) Tbk, PT Bank Negara Indonesia (Persero) Tbk, PT Bank Central Asia Tbk, PT Bank Bukopin and PT Bank Danamon Indonesia Tbk, as syndication banks, and any guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided:

(a) if such Property has a Fair Market Value equal to or less than US$5 million, by any Officer of the Parent; or

(b) if such Property has a Fair Market Value in excess of US$5 million, by a majority of the Board of Directors of the Parent and evidenced by a Board Resolution of the Parent, dated within 30 days of the relevant transaction, delivered to the Trustee.

“Four Quarter Period” means the most recent four consecutive fiscal quarters of the Parent next preceding the date of the applicable Restricted Payment or Investment (treating such period as one accounting period), but, with respect to clause (i) of the definition of Permitted Investments, not including any full fiscal quarter preceding the Issue Date.

“GAAP” means Indonesian generally accepted accounting principles as in effect on the Issue Date, except with respect to Section 4.09 in which case GAAP means such principles as in effect from time to time. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means the guarantee to the Notes provided by the Guarantor.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business, or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of “Permitted Investment.”

“Guarantor” means (i) the Parent, (ii) Indosat International and (iii) each of Parent’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

“Holder” or “Securityholder” means the Person in whose name a Note is registered on the Note Register described in Section 2.04.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur, extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided further, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with Section 4.10, amortization of debt discount shall not be deemed to be the Incurrence of Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Appraiser” means an investment banking firm of national standing or any third-party appraiser of national standing; provided that such firm or appraiser is not an Affiliate of the Parent.

“Indosat” has the meaning provided in the first paragraph of this Indenture.

“Indonesian Government Obligation” means direct obligations (or certificates representing an ownership interest in such obligations) of the Republic of Indonesia (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the Republic of Indonesia is pledged and which are not callable or redeemable at the issuer’s option. For purposes of the definition of Temporary Cash Investments, Indonesian Government Obligations include mutual funds or money market funds the assets of which are comprised exclusively of Investments in Indonesian Government Obligations.

“Intercompany Loan” means the loan, dated the date of the Indenture, between the Parent, as obligor, and the Issuer, as obligee, for the amount of the gross proceeds received by the Issuer from the offering of the Notes.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates or reduce borrowing costs and/or costs of Currency Exchange Protection Agreements.

“Investment” by any Person means any direct or indirect loan (other than (i) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person and (ii) advances or prepayments of compensation for the personal services of employees of the Parent or any of the Restricted Subsidiaries made in the ordinary course and consistent with the compensation of similar employees), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means the date on which the Notes are initially issued.

“Issuer” has the meaning provided in the first paragraph of this Indenture.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Local Temporary Cash Investments” means Investments of the type described in clause (b) and (c) of the definition of “Temporary Cash Investments” issued by or entered into with PT Bank Mandiri (Persero) Tbk, PT Bank Negara Indonesia (Persero) Tbk, PT Bank Rakyat Indonesia Tbk, PT Bank Danamon Indonesia Tbk, PT Bank Umum Koperasi Indonesia, PT Bank Central Asia Tbk or any other bank organized under the laws of the Republic of Indonesia whose long-term debt is rated as high or higher than any of those banks; provided that at least one year’s interest is deposited with the Indonesian branch of Citibank, Deutsche Bank, HSBC, Standard Chartered or ABN-AMRO or any bank meeting the requirements described in clause (b) of the definition of Temporary Cash Investments.

“Material License” means, with respect to the Parent or a Restricted Subsidiary, a license, authorization or concession to operate a Telecommunications Business, which, at the time of determination, accounts for more than 10% of the EBITDA for the four full fiscal quarters next preceding the date of determination for which consolidated financial statements are available.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable Law, be repaid out of the proceeds from such Asset Sale;

(c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Parent or Restricted Subsidiary after such Asset Sale.

“Non-Public Purchase Money Debt” means Purchase Money Debt, provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the Securities Act, (B) does not clear or settle through the facilities of The Depository Trust Company, Euroclear, Clearstream or any similar facilities, (C) is not issued or sold by means of any prospectus, offering memorandum (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (D) is not marketed in an underwritten securities offering and (E) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

“Non-Recourse Debt” means Debt:

(a) as to which neither the Parent nor any of its Restricted Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt) (other than pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries), (2) is directly or indirectly liable as a guarantor or otherwise or (3) constitutes the lender; and

(b) no default with respect to which (including any rights that the holders of the Debt may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Debt (other than the Notes) of the Parent or any of its Restricted Subsidiaries to declare a default on such other Debt or cause the payment of the Debt to be accelerated or payable prior to its Stated Maturity.

“Notes” has the meaning provided in the second paragraph of this Indenture.

“Officer” means the President Director, Deputy President Director or any Director of the Parent, the Issuer or any other Guarantor, as the case may be.

“Officers’ Certificate” means a certificate signed by two Officers of the Parent, at least one of whom shall be the principal executive officer or principal financial officer of the Parent, or the Managing Director of the Issuer, as the case may be, and delivered to the Trustee (except that any such certificates delivered as of the date of this Agreement may be signed by one Officer or Managing Director and delivered to the Trustee).

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of the Parent or counsel to the Parent or the Trustee.

“Parent” has the meaning provided in the first paragraph of this Indenture.

“Permitted Holders” means Singapore Technologies Telemedia Pte Ltd. and its Related Persons.

“Permitted Investment” means any Investment by the Parent or any Restricted Subsidiary in:

(a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Telecommunications Business;

(b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Parent or a Restricted Subsidiary; provided that such Person’s primary business is a Telecommunications Business;

(c) Temporary Cash Investments or Local Temporary Cash Investments;

(d) receivables owing to the Parent or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or such Restricted Subsidiary deems reasonable under the circumstances;

(e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f) loans and advances to employees made in the ordinary course of business consistent with a policy adopted by the Board of Directors of the Parent;

(g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Parent or a Restricted Subsidiary or in satisfaction of judgments;

(h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 4.14;

(i) any Investment in a Telecommunications Business if at the time of, and after giving effect to, such proposed Investment:

(1) a Default or Event of Default shall not have occurred and be continuing;

(2) the Parent could Incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.10; and

(3) the aggregate amount of such Investment and all other Investments made under this clause (i) of Permitted Investments since the beginning of the Four Quarter Period with respect to such Investment (the amount of any such Investment, if made other than in cash, to be based upon Fair Market Value) would not exceed an amount equal to 50% of the difference between (x) aggregate EBITDA earned during the Four Quarter Period with respect to such Investment and (y) 250% of the aggregate Consolidated Interest Expense for the Four Quarter Period with respect to such Investment;

(j) any investment pursuant to an Interest Rate Agreement entered into by the Parent or any Restricted Subsidiary in the ordinary course of business and otherwise permitted by the Indenture;

(k) any investment pursuant to a Currency Exchange Protection Agreement entered into by the Parent or any Restricted Subsidiary in the ordinary course of business and otherwise permitted by the Indenture; and

(l) other Investments made for Fair Market Value that do not exceed US$10 million.

“Permitted Liens” means:

(a) Liens to secure Purchase Money Debt of the Parent or any Restricted Subsidiary; provided that:

(1) the aggregate principal amount of such Debt subject to such Liens does not exceed 100% of the sum of (i) the Fair Market Value (on the date of the Incurrence thereof) of the applicable Telecommunications Assets, (ii) the Fair Market Value of any services to be provided to the Parent or such Restricted Subsidiary by the seller of the applicable Telecommunications Assets in connection with the construction and installation of such assets, (iii) the amount of interest on such Debt permitted to be capitalized during the period of construction and installation of such assets under GAAP and (iv) any fees required to be paid by the Parent or such Restricted Subsidiary with respect to such Debt; and

(2) any such Lien may not extend to any Property of the Parent or Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Purchase Money Debt and any improvements or accessions to such Property;

(b) Liens for taxes, assessments or governmental charges or levies on the Property of the Parent or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Parent or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d) Liens on the Property of the Parent or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Parent and the Restricted Subsidiaries taken as a whole;

(e) Liens on Property at the time the Parent or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Parent or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Parent or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Parent or any Restricted Subsidiary;

(f) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that (i) any such Lien may not extend to any other Property of the Parent or any Restricted Subsidiary that is not a direct Subsidiary of such Person and (ii) any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(g) Pledges or deposits by the Parent or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Parent or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Parent, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h) Utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(i) Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above;

(j) Liens on the Property of the Parent or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clauses (e), (f) or (g) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clauses (e), (f) or (g) above at the time the original Lien became a Permitted Lien under the Indenture; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Issuer or such Restricted Subsidiary in connection with such Refinancing;

(k) Liens on the assets of Unrestricted Subsidiaries, or on the Capital Stock of Unrestricted Subsidiaries, that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(l) Liens not otherwise permitted by clauses (a) through (k) above securing Debt not in excess of US$25 million outstanding at any time; and

(m) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Debt under Hedging Obligations.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include:

(x) Debt of a Subsidiary that Refinances Debt of the Parent, or

(y) Debt of the Parent or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Parent or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“principal” of any Debt (including the Notes) means the principal amount of such Debt plus the premium, if any, on such Debt.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the Parent, or otherwise a calculation made in good faith by the Board of Directors of the Parent, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offering of common stock of the Parent; provided that the aggregate gross cash proceeds received by the Parent from such offering shall be no less than US$75 million.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Telecommunications Assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Telecommunications Assets being financed, and

(b) Incurred to finance the acquisition, construction or lease by the Parent or a Restricted Subsidiary of Telecommunications Assets, including additions and improvements thereto;

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Telecommunications Assets by the Parent or such Restricted Subsidiary.

“Rating Agencies” means Moody’s and S&P.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Persons” means any Person who is controlled by a Permitted Holder; provided, that for purposes of this definition “control” means the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable, of a Person.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings.

“Restricted Payment” means:

(a) any dividend or distribution declared or paid on or with respect to any shares of Capital Stock of the Parent or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Parent or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Parent or any Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Parent or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Parent;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Parent or any Restricted Subsidiary (other than from the Parent or any Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Parent that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d) any Investment (other than Permitted Investments) in any Person.

“Restricted Subsidiary” means:

(a) any Subsidiary of the Parent unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to Section 4.17; and

(b) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary as permitted pursuant to such covenant.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Parent or any Restricted Subsidiary transfers such Property to another Person and the Parent or such Restricted Subsidiary leases it back from such Person.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Parent within the meaning of Rule 1.02 under Regulation S-X promulgated by the Commission.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Obligation” means any Debt of the Parent (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes and the Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Telecommunications Assets” means (a) any Property (other than cash, cash equivalents and Capital Stock or other securities) to be owned by the Parent or any Restricted Subsidiary and used in the Telecommunications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or another Restricted Subsidiary from any Person other than an Affiliate of the Parent; provided, however, that, in the case of clause (b), such Person is primarily engaged in the Telecommunications Business; and provided further, however, that for purposes of the definition of Purchase Money Debt, Telecommunications Assets shall consist only of Property described in clause (a) above and shall not include Property constituting all or substantially all the assets of a business or an operating unit of a business.

“Telecommunications Business” means the business of (a) transmitting, or providing services relating to the transmission of, voice, video or data, (b) constructing, creating, developing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business or (c) evaluating, participating in or pursuing any other activity or opportunity that is primarily related to those identified in clauses (a) or (b) above; provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the Board of Directors of the Parent.

“Temporary Cash Investments” means any of the following:

(a) Investments in U.S. Government Obligations and Indonesian Government Obligations maturing within 365 days of the date of acquisition thereof; provided that the amount of Investments in Indonesian Government Obligations at any one time outstanding, together with the amount of investments in SBIs made under clause (c) below, shall not exceed an aggregate amount of US$50 million;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof, Australia, Belgium, Canada, England, France, Germany, Hong Kong, the Netherlands, New Zealand, Singapore and Spain, having capital, surplus and undivided profits aggregating in excess of US$500 million and whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) Investments in Sertifikat Bank Indonesia (“SBI”) issued by Bank Indonesia maturing within 365 days of the acquisition thereof; provided that the amount of Investments in SBIs at any one time outstanding, together with the amount of Investments in Indonesian Government Obligations made under clause (a) above, shall not exceed an aggregate amount of US$50 million;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(e) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(f) Investments in debt securities issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the Republic of Indonesia with a rating at the time as of which any Investment therein is made of “B3” (or higher) according to Moody’s or “B-” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); provided that such Investments at any one time outstanding shall not exceed US$10 million;

(g) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(1) the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof;

(h) Investments in debt securities maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Parent), the repayment of principal of which is guaranteed by a bank or trust company meeting the requirements described in clause (b) of this definition; provided that the amount of such Investments at any one time outstanding shall not exceed US$10 million; and

(i) Investments in money market mutual funds with a rating at the time as of which any Investment therein is made of “Aa2” (or higher) according to Moody’s or “AA” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of this Indenture; provided, however, that, in the event the TIA is amended after such date, “TIA” means, to the extent required by any such amendments, the Trust Indenture Act of 1939, as so amended.

“Trust Officer” means any officer within the Global Trust Services department of the Trustee (or any successor group of the Trustee) responsible for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Parent that is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(a) has no Debt other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent; and

(c) is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.17. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Debt of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Parent as of such date and, if such Debt is not permitted to be Incurred as of such date under Section 4.10, the Parent will be in Default of such covenant. The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an Incurrence of Debt by a Restricted Subsidiary of the Parent of any outstanding Debt of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Debt is permitted under Section 4.10, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Dollars,” “dollars” or the sign “US$” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Finance Subsidiary” means, at any time, a Wholly Owned Subsidiary established for the purpose of issuing Debt solely to finance the activities of the Parent or any of its Restricted Subsidiaries engaged in a Telecommunications Business, which Debt is unconditionally and irrevocably guaranteed by the Parent, and to engage in other activities incidental thereto.

“Wholly Owned Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at such time owned, directly or indirectly, by the Parent and its other Wholly Owned Subsidiaries.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.22
“Affiliate Transaction”	4.16
“Allocable Excess Proceeds”	4.14
“Change of Control Offer”	4.20
“Change of Control Payment Date”	4.20
“Change of Control Purchase Price”	4.20
“covenant defeasance”	8.01
“Excess Proceeds”	4.14
“Events of Default”	6.01
“Global Notes”	Appendix A
“legal defeasance”	8.01
“Legal Holiday”	11.08
“Note Register”	2.04
“Notice of Default”	6.01
“Original Notes”	2.01
“Paying Agent”	2.04
“Permitted Debt”	4.10
“Prepayment Offer”	4.14
“Registrar”	2.04
“Reversion Date”	4.21
“Singapore Paying Agent”	2.04
“Surviving Person”	5.01
“Suspended Covenants”	4.21
“Suspension Date”	4.21
“Suspension Period”	4.21
“Taxes”	4.22
“Taxing Authority”	4.22

SECTION 1.03. Incorporation by Reference of TIA. The following TIA terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the indenture securities.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) unsecured Debt shall not be deemed to be subordinate or junior to secured Debt merely by virtue of its nature as unsecured Debt;

(7) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;

(8) the principal amount of any Preferred Stock shall be the greater of (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock; and

(9) any reference to principal, premium or interest will be deemed also to refer to any Additional Amounts which may be payable.

ARTICLE II

THE NOTES

SECTION 2.01. Original Notes; Additional Notes. Subject to Section 2.03, the Trustee shall authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $300,000,000 (the “Original Notes”) and shall, pursuant to the terms hereof, authenticate and deliver Notes upon registration of transfer of, or in exchange for, or in lieu of, Original Notes pursuant to Section 2.07, 2.08, 2.09 or 3.06 or Appendix A.

The Issuer shall be entitled, subject to its compliance with Article IV, to issue Additional Notes under this Indenture, which shall have identical terms as the Original Notes issued on the Issue Date, other than with respect to date of issuance and issue price, and which will rank equally with the Notes in all respects, except for the payment of interest accruing prior to the issue date of the Additional Notes and except for the first payment of interest following the issue date of the Additional Notes. The Original Notes issued on the Issue Date and any Additional Notes issued shall be treated as a single class for all purposes under this Indenture. Subject to Section 2.03, the Trustee shall authenticate such Additional Notes and shall, pursuant to the terms hereof, authenticate and deliver Notes upon registration of transfer of, or in exchange for, or in lieu of, Additional Notes pursuant to Section 2.07, 2.08, 2.09 or 3.06 or Appendix A.

With respect to Additional Notes, the Issuer shall set forth in a Board Resolution and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered under this Indenture;

(2) the issue price, the issue date and the CUSIP, ISIN or Common Code number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code; and

(3) the applicability of Appendix A to such Additional Notes and whether such Additional Notes shall be issued in one of the forms set forth in Appendix A.

SECTION 2.02. Form and Dating. Provisions relating to the Notes are set forth in Appendix A, which is hereby incorporated in and expressly made part of this Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to Appendix A which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Issuer is subject, if any, or usage, provided that any such notation, legend or endorsement is in a form reasonably acceptable to the Issuer. Each Note shall be dated the date of its authentication. The terms of the Original Notes set forth in Exhibit A to Appendix A are part of the terms of this Indenture.

SECTION 2.03. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on an Original Note no longer holds that office at the time the Trustee authenticates the Original Note, the Original Note shall be valid nevertheless.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Original Notes executed by the Issuer to the Trustee for authentication, together with a written order of the Issuer in the form of an Officers’ Certificate for the authentication and delivery of such Original Notes, and the Trustee in accordance with such written order of the Issuer shall authenticate and deliver such Original Notes.

An Original Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Original Note. The signature shall be conclusive evidence that the Original Note has been authenticated under this Indenture.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Original Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Original Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

SECTION 2.04. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange in the Borough of Manhattan, The City of New York, New York (the “Registrar”) and one or more offices or agencies where Notes may be presented for payment (the “Principal Paying Agent”) at all times in the Borough of Manhattan, The City of New York, New York (which initially will be the corporate trust office of the Bank of New York) and as long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “Singapore Exchange”) and if the rules of the Singapore Exchange require, in Singapore (the “Singapore Paying Agent” and together with the Principal Paying Agent, the “Paying Agent”). The Registrar will maintain a register (the “Note Register”) reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of the Notes on behalf of the Issuer. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change the Paying Agent or Registrar without prior notice to the holders of the Notes.

The Issuer shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Issuer or any Wholly Owned Subsidiary incorporated or organized within the United States may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar and Principal Paying Agent in the Borough of Manhattan, The City of New York, New York in connection with the Notes.

SECTION 2.05. Paying Agent to Hold Money in Trust. At least one Business Day prior to each due date of the principal and interest on any Note, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. Each Paying Agent shall hold in trust for the benefit of holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Wholly Owned Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.06. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of holders of the Notes. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of holders of the Notes.

SECTION 2.07. Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee, upon written order of the Issuer pursuant to Section 2.03, shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the holder of a Note satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such holder of a Note shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may at their absolute discretion charge the holder of a Note for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon written order of the Issuer pursuant to Section 2.03, shall authenticate definitive Notes and deliver them in exchange for temporary Notes.

SECTION 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for payment. The Trustee and no one else shall cancel and destroy all Notes surrendered for payment or cancellation and deliver a certificate of such destruction to the Issuer unless the Issuer directs the Trustee to deliver canceled Notes to the Issuer. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.

SECTION 2.11. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the persons who are holders of Notes on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail to each holder of a Note a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

SECTION 2.12. CUSIP, ISIN and Common Code Numbers. The Issuer in issuing the Notes may use “CUSIP,” “ISIN” or “Common Code” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP,” “ISIN” or “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the “CUSIP,” “ISIN” and “Common Code” numbers.

ARTICLE III

REDEMPTION

SECTION 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to paragraph 5 or 6 of the Notes, it shall notify the Trustee in writing of the redemption date, the principal amount of Notes to be redeemed and that such redemption is being made pursuant to paragraph 5 or 6 of the Notes, as the case may be.

The Issuer shall give each notice to the Trustee provided for in this Section at least 45 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officers’ Certificate of the Issuer and an Opinion of Counsel from the Issuer to the effect that such redemption will comply with the conditions herein.

SECTION 3.02. Selection of Notes to be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed pro rata or by lot or by a method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee considers fair and appropriate and in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than US$1,000. Notes and portions of them the Trustee selects shall be in amounts of US$1,000 or a whole multiple of US$1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer promptly of the Notes or portions of Notes to be redeemed.

SECTION 3.03. Notice of Redemption. At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each holder of Notes to be redeemed, which notice shall also be sent at least once to the Dow Jones News Service or similar business news service in the United States.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5) if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP, ISIN or Common Code number, if any, printed on the Notes being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section at least 45 days before the redemption date.

SECTION 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest to the redemption date (subject to the right of holders of Notes of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption). Failure to give notice or any defect in the notice to any holder of a Note shall not affect the validity of the notice to any other holder of a Note. Any notice of redemption is irrevocable.

SECTION 3.05. Deposit of Redemption Price. At least one Business Day prior to the redemption date, the Issuer shall deposit with the Paying Agent (or, if the Issuer or a Wholly Owned Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest (subject to the right of holders of Notes of record on the relevant record date to receive interest due on the related interest payment date that is on or prior to the date of redemption) on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Issuer to the Trustee for cancellation.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall execute and the Trustee, upon written order of the Issuer pursuant to Section 2.03, shall authenticate for the holder of a Note (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE IV

COVENANTS

SECTION 4.01. Payment of Notes. The Issuer shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency. The Issuer shall maintain such offices or agencies required under Section 2.04. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.02.

SECTION 4.03. Corporate Existence. Except as otherwise permitted by or excluded from Article V, the Parent shall do or cause to be done, at its own cost and expense, all things reasonably necessary to preserve and keep in full force and effect its corporate or other existence and the corporate or other existence of each of the Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Issuer and each such Restricted Subsidiary; provided, however, that the Parent shall not be required to preserve, with respect to the Issuer and any other Guarantor, any material right or franchise and, with respect to any Restricted Subsidiaries (other than the Issuer) that are not Guarantors, any such existence, material right or franchise, if the Board of Directors of the Parent, the Issuer, any other Guarantor, or such other Restricted Subsidiary, as the case may be, shall determine in good faith that the preservation thereof is no longer reasonably necessary or desirable in the conduct of the business of the Parent and its Subsidiaries, taken as a whole, and shall not adversely affect the holders of the Notes in any material respect.

SECTION 4.04. Payment of Taxes and Other Claims. The Parent shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or its Properties or any of its Subsidiaries’ Properties and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its Properties or any of its Subsidiaries’ Properties, except, in each case, as would not be, in the aggregate, reasonably likely to have a material adverse effect on the business and financial condition of the Parent and its Restricted Subsidiaries, taken as a whole; provided, however, that the Parent shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

SECTION 4.05. Maintenance of Properties and Insurance. (a) The Parent shall, and shall cause each of its Restricted Subsidiaries to, maintain its Properties in good working order and condition (subject to ordinary wear and tear) and make all reasonably necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business, unless the failure to do so, in each case, would not be, in the aggregate, reasonably likely to have a material adverse effect on the business and financial condition of the Parent and its Restricted Subsidiaries, taken as a whole; provided, however, that nothing in this Section 4.05 shall prevent the Parent or any of its Restricted Subsidiaries from discontinuing the operation and maintenance of any of its Properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Parent or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of its businesses and is not disadvantageous in any material respect to the holders of the Notes.

(b) The Parent shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Parent, are prudent and customary for the conduct of the business of the Parent and its Restricted Subsidiaries, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Parent, for companies similarly situated in the industry.

SECTION 4.06. Compliance Certificate; Notice of Default. (a) The Issuer and the Parent shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Parent ending after the Issue Date, an Officers’ Certificate stating that a review of its activities during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, after due inquiry, the Issuer, the Parent and any other Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and the obligations contained in this Indenture and the Notes and no Default or Event of Default occurred during such year and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity. The Officers’ Certificate shall also notify the Trustee should either the Issuer or the Parent elect to change the manner in which it fixes its fiscal year end.

(b) The Parent shall deliver written notice in the form of an Officers’ Certificate to the Trustee within 30 days after the occurrence of any such event that, with the giving of notice or the lapse of time would become an Event of Default, setting forth the status of such event and what action the Parent is taking or proposes to take with respect thereto.

SECTION 4.07. Compliance with Laws. The Parent shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions of the Republic of Indonesia, the United States of America, and the Netherlands, all states and municipalities thereof, and any other jurisdiction in which any of them controls a business or owns property and, in each case, all subdivisions thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the Republic of Indonesia, the United States of America, the Netherlands and any other jurisdiction in which any of them controls a business or owns property and, in each case, all subdivisions thereof, in respect of the conduct of its businesses and the ownership of its properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the business or financial condition of the Parent and its Subsidiaries, taken as a whole.

SECTION 4.08. Waiver of Stay, Extension or Usury Laws. The Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or any such Guarantor, as the case may be, from paying all or any portion of the principal of or interest on the Notes or performing its Guarantee, as the case may be and as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Issuer and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09. Commission Reports. The Parent shall provide the Trustee and holders of the Notes, within 15 days after it files with, or furnishes to, the Commission, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Parent is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the Commission pursuant to this Indenture. Notwithstanding that the Parent may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Parent shall continue to file with, or furnish to, the Commission and provide the Trustee and Holders and any prospective Holders of Notes:

(a) within 180 days after the end of each fiscal year (or such shorter period as the Commission may in the future prescribe), annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form), including, without limitation, all financial information prepared in accordance with GAAP consistently applied;

(b) within 60 days following the end of the first three fiscal quarters in each fiscal year, reports on Form 6-K (or any successor form) containing unaudited consolidated financial information for the Issuer and the Parent for the quarterly period then ended prepared consistent with past practice; provided that with respect to the second fiscal quarter in each fiscal year, such report on Form 6-K shall contain unaudited consolidated financial statements for the Issuer and the Parent prepared in accordance with GAAP consistently applied; and

(c) promptly from time to time after making public, filing, or distributing, as the case may be, reports on Form 6-K (or any successor form) containing any information the Parent or any of its Restricted Subsidiaries (x) makes public pursuant to the laws of the Republic of Indonesia, (y) files with a stock exchange on which any of its securities are traded and which was made public by such exchange or (z) distributes to its debt or equity security holders.

provided, however, that the Parent shall not be so obligated to file such reports with the Commission if the Commission will not accept such filings.

In addition, the Parent and the Issuer shall furnish to the holders of the Notes and to prospective investors designated by such holders, upon the request of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons that are not “affiliates” under the Securities Act.

SECTION 4.10. Limitation on Debt. The Parent shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1) such Debt is Debt of the Issuer, a Wholly Owned Finance Subsidiary or a Guarantor or such Debt is secured Non-Public Purchase Money Debt of a Restricted Subsidiary and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Debt to EBITDA Ratio would be less than 3.5 to 1.0; or

(2) such Debt is Permitted Debt.

The term “Permitted Debt” shall mean the following:

(a)	Debt of the Issuer evidenced by the Notes (excluding Additional Notes);

(b)	Existing Debt;

(c) (1) Debt of the Guarantor owing to and held by any Restricted Subsidiary, and (2) Debt of any Restricted Subsidiary owing to and held by the Guarantor or any Wholly Owned Subsidiary; provided, however, that (i) with respect to Debt referred to in clause (c)(1) above, such Debt is subordinate and junior in right of payment to the Notes and the Guarantee and shall not be secured by any Lien, and (ii) subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary or Wholly Owned Subsidiary ceasing to be a Restricted Subsidiary or Wholly Owned Subsidiary, or any subsequent transfer of any such Debt (except to the Guarantor or Restricted Subsidiary (in the case of clause (c)(1) above) or to the Guarantor or Wholly Owned Subsidiary (in the case of clause (c)(2) above) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

(d) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by the Guarantor or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Guarantor or was otherwise acquired by the Guarantor); provided that at the time such Restricted Subsidiary was acquired by such Guarantor or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, the Parent would have been able to Incur US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of this Section 4.10;

(e) Debt under Interest Rate Agreements entered into by the Parent or any Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Parent or such Restricted Subsidiary or reducing borrowing costs and/or costs of Currency Exchange Protection Agreements and not for speculative purposes; provided that the obligations under such agreements are directly related to payment obligations on Debt Incurred or intended in good faith to be incurred otherwise permitted by the terms of this Section 4.10;

(f) Debt under Currency Exchange Protection Agreements entered into by the Parent or any Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into or intended in good faith to be entered into by the Parent or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(g) Debt of the Parent in an aggregate principal amount outstanding at any one time not exceeding US$30 million;

(h) Debt of the Parent or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not exceeding US$20 million;

(i) Debt of PT Aplikanusa Lintasarta in an aggregate principal amount outstanding at any one time not exceeding US$50 million or any guarantee provided by the Parent with respect to such Debt;

(j) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this Section 4.10 and clauses (a), (b), and (d) above; and

(k) Debt in respect of customary agreements providing for indemnification, adjustments of purchase price after closing, or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Parent or any Restricted Subsidiary pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Parent or any Restricted Subsidiary (other than guarantees of Debt Incurred by any Person acquiring all or any portion of any such business, assets or Restricted Subsidiary of the Parent or any Restricted Subsidiary for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by the Parent or any Restricted Subsidiary in connection with such disposition.

SECTION 4.11. Limitation on Restricted Payments. The Parent shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment unless at the time of, and after giving effect to, such proposed Restricted Payment:

(a) no Default or Event of Default would occur or be continuing; and

(b) the Parent could incur at least US$1.00 of additional Debt pursuant to clause (1) of the first paragraph of Section 4.10; and

(c) either clause (1) or clause (2) below:

(1) the aggregate amount of such Restricted Payment declared or made under this clause (c)(1) and all other Restricted Payments declared or made under this clause (c)(1) since the beginning of the Four Quarter Period with respect to such Restricted Payment (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would not exceed an amount equal to 50% of the sum of:

(i) the difference between (x) aggregate EBITDA earned during the Four Quarter Period with respect to such Restricted Payment and (y) 250% of the aggregate Consolidated Interest Expense for the Four Quarter Period with respect to such Restricted Payment; plus

(ii) the sum of (x) to the extent that any Investment that was made under this clause (c)(1) since the beginning of the Four Quarter Period with respect to such Restricted Payment is sold for cash or otherwise liquidated or repaid for cash (except to the extent included in Consolidated Net Income), the lesser of (A) cash return of capital with respect to such Investment (less the cost of disposition, if any) and (B) the initial amount of such Investment plus (y) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made under this clause (c)(1) since the beginning of the Four Quarter Period with respect to such Restricted Payment in any Person resulting from the unconditional release of a guarantee provided by the Parent or any Restricted Subsidiary since the beginning of the Four Quarter Period with respect to such Restricted Payment of an obligation of another Person that constituted an Investment, such amount not to exceed the amount of such Investment so made; or

(2) the aggregate amount of such Restricted Payment declared or made under this clause (c)(2) and all other Restricted Payments declared or made under this clause (c)(2) since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would not exceed an amount equal to the sum of:

(i) Capital Stock Sale Proceeds; plus

(ii) the aggregate net cash proceeds received by the Parent or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Parent;

excluding:

(x) any such Debt issued or sold to the Parent or a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by the Parent or any Restricted Subsidiary upon any such conversion or exchange; plus

(iii) to the extent that any Investment that was made after the Issue Date under this clause (c)(2) is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment; plus

(iv) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Issue Date under this clause (c)(2) in any Person resulting from the unconditional release of a guarantee provided by the Parent or any Restricted Subsidiary after the Issue Date of an obligation of another Person that constituted an Investment, such amount not to exceed the amount of such Investment so made.

The Parent or such Restricted Subsidiary may declare or make a Restricted Payment pursuant to either or both of clauses(c)(1) or (c)(2). In connection with any calculation of the amount of Restricted Payments in respect of any Four Quarter Period ending within a fiscal year pursuant to clause (c)(1) above, no amount of dividends declared or paid during the preceding fiscal year shall be included in such calculation.

Notwithstanding the foregoing limitation:

(1) the Parent may pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the first paragraph of this Section 4.11; provided, however, that at the time of such payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments pursuant to clauses (c)(1) or (c)(2) above, as applicable;

(2) the Parent may purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Parent or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Parent or an employee stock ownership plan or trust established by the Parent or any such Subsidiary for the benefit of their employees); provided, however, that:

(i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments pursuant to clauses (c)(1) and (c)(2) above; and

(ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above; and

(3) the Parent may purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded from the calculation of the amount of Restricted Payments pursuant to clauses (c)(1) and (c)(2) above; and

(4) the Parent may make an Investment in any Person in exchange for the Capital Stock of the Parent (other than Disqualified Stock), provided, however, that at the time of, and after giving effect to, such Investment, the Parent is in compliance with clause (a) of the first paragraph of this Section 4.11, provided further, that such Investment shall be excluded from the calculation of the amount of Restricted Payments pursuant to clauses (c)(1) and (c)(2) above and the issuance of Capital Stock by the Parent in such transaction shall be deemed not to result in Capital Stock Sale Proceeds under clause (c)(2) of the first paragraph of this Section 4.11.

SECTION 4.12. Limitation on Liens. The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than the Permitted Liens) upon any of their Property, whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Parent or any Restricted Subsidiary secured by such Lien.

SECTION 4.13. Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Parent shall not, and shall not permit any Restricted Subsidiary to:

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary; or

(b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any of its shares of Capital Stock;

other than, in the case of either clause (a) or (b):

(1) directors’ qualifying shares to the extent required by applicable law;

(2) to the Parent or a Wholly Owned Subsidiary;

(3) Permitted Liens; or

(4) a disposition of 100% of the shares of Capital Stock of such Restricted Subsidiary held by the Parent and its Restricted Subsidiary; provided, however, that, in the case of this clause (4), such disposition is effected in compliance with Section 4.14.

SECTION 4.14. Limitation on Asset Sales. The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale in any one transaction or series of transactions unless:

(a) the Parent or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; and

(b) at least 75% of the consideration paid to the Parent or such Restricted Subsidiary in connection with such Asset Sale is in the form of any of the following (or any combination thereof):

(1) cash or cash equivalents;

(2) the assumption by the purchaser of liabilities of the Parent or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantee) as a result of which the Parent and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

(3) Telecommunications Assets.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Parent or a Restricted Subsidiary, to the extent the Parent or such Restricted Subsidiary elects (or is required by the terms of any Debt):

(1) to Repay (a) secured Debt or (b) Debt of any Restricted Subsidiary (excluding, in any such case, any Debt owed to an Affiliate of a Guarantor); or

(2) to reinvest in Telecommunications Assets (including by means of an Investment in Telecommunications Assets by a Restricted Subsidiary with Net Available Cash received by the Parent or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds US$15 million (taking into account any income earned on such Excess Proceeds), the Issuer will be required to make an offer to purchase the Notes (the “Prepayment Offer”) which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) and Additional Amounts, if any, in accordance with the procedures (including prorating in the event of over-subscription) set forth in this Indenture. To the extent that any portion of Net Available Cash remains after compliance with the preceding sentence, and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with this Indenture, the Parent or such Restricted Subsidiary may use such remaining amount for any purpose permitted by this Indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a)	the Excess Proceeds; and

(b)	a fraction:

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer; and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Parent outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Issuer to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

Within five Business Days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Parent and the Issuer shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Parent and its Subsidiaries as the Parent and the Issuer in good faith believe will enable such holders of Notes to make an informed decision with respect to such Prepayment Offer, which notice shall also be sent at least once to the Dow Jones News Service or similar business news service in the United States. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and with any other applicable securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.14, the Parent and the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its or their obligations under this Section 4.14 by virtue thereof.

SECTION 4.15. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Parent or other Restricted Subsidiary;

(b) make any loans or advances to the Parent or any Restricted Subsidiary; or

(c)	transfer any of its Property to the Parent or any Restricted Subsidiary.

The foregoing limitations will not apply:

(1) with respect to clauses (a), (b) and (c), to restrictions:

(A) in Existing Debt;

(B) relating to Debt of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary, provided that (x) such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary and (y) such restriction is not applicable to any Persons other than such Restricted Subsidiary;

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below; provided that such restriction is no more restrictive than those contained in such Refinanced Debt;

(D) existing under or by reason of applicable law, decree, regulation or rule;

(E) pursuant to any amendment or modification of a restriction permitted by clause (1)(A), (B) or (C) above, provided such restriction as amended or modified is no more restrictive than the restriction prior to such amendment or modification; and

(F) pursuant to the terms of any Debt permitted to be Incurred by clause (h) or (i) under Section 4.10 or any agreement pursuant to which such Debt was Incurred; provided that (i) the Parent reasonably determines at the time any such Debt is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such restriction will not materially affect the Parent’s and the Issuer’s ability to make principal or interest payments on the Notes and (ii) the restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Parent in good faith).

(2)	with respect to clause (c) only, to restrictions:

(A) relating to Debt that is permitted to be Incurred and secured pursuant to Sections 4.10 and 4.12 that limit the right of the debtor to dispose of the Property securing such Debt;

(B) encumbering Property at the time such Property was acquired by the Parent or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

(C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

(D) customarily contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

SECTION 4.16. Limitation on Transactions with Affiliates. The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are: (1) set forth in writing, (2) in the best interests of the Parent or such Restricted Subsidiary, as the case may be, and (3) no less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Parent; and

(b) if such Affiliate Transaction involves aggregate payments or value in excess of US$20 million, the Board of Directors of the Parent (including a majority of the disinterested members of the Board of Directors of the Parent) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph, as evidenced by a Board Resolution promptly delivered to the Trustee; or

(c) if such Affiliate Transaction involves aggregate payments or value in excess of US$22.5 million, the Parent obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Parent and the Restricted Subsidiaries.

Notwithstanding the foregoing limitation, the Parent or any Restricted Subsidiary may enter into or suffer to exist the following:

(a) any transaction or series of transactions between the Parent and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Parent (other than a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to Section 4.11 or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors, commissioners and employees of the Parent or any of the Restricted Subsidiaries;

(d) any agreement as in effect as of the Issue Date or any amendment thereto or renewal or extension thereof or any transaction contemplated thereby (including pursuant to any amendment thereto or renewal or extension thereof) or in any replacement agreement thereto so long as any such amendment, renewal, extension or replacement agreement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(e) any transaction or series of transactions solely between the Parent and one or more Wholly Owned Subsidiaries or between two or more Wholly Owned Subsidiaries;

(f) payments to the Indonesian government or any subdivision thereof or transactions entered into, in each case as required under (i) the laws of the Republic of Indonesia or applicable decrees, regulations or rules thereof or (ii) any license or permit issued by the Indonesian government or any subdivision thereof (for the avoidance of doubt, Indonesian government or any subdivision thereof excludes any corporate entity or business enterprise controlled by the Indonesian government or any subdivision thereof); and

(g) Affiliate Transactions in the ordinary course of business of the Parent or any Restricted Subsidiary, provided that the terms of any of such Affiliate Transactions comply with clauses (a) and (b) of the first paragraph of this Section 4.16, except that the terms of any of such Affiliate Transactions pursuant to interconnection agreements with other telecommunications carriers shall only be required to comply with clause (a) of the first paragraph of this Section 4.16.

SECTION 4.17. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of the Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.11 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The definition of “Unrestricted Subsidiary” requires that all Debt of an Unrestricted Subsidiary, whether in existence at the time of designation as an Unrestricted Subsidiary, or Incurred thereafter, be Non-Recourse Debt. The Board of Directors of the Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

SECTION 4.18. Limitation on Sale and Leaseback Transactions. The Parent shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) the Parent or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to Section 4.10; and

(2) create a Lien on such Property securing such Attributable Debt pursuant to Section 4.12; and

(b) such Sale and Leaseback Transaction is effected in compliance with Section 4.14.

SECTION 4.19. Limitation on Business. The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than a Telecommunications Business, except to such extent as would not exceed one percent of the total consolidated tangible assets of the Parent and the Restricted Subsidiaries.

SECTION 4.20. Change of Control. Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Issuer to repurchase all or any part of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase).

(a) Within 30 days following any Change of Control, the Issuer and the Parent shall:

(1) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(2) send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder’s address appearing in the Register, a notice stating: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to this Section 4.20 and that all Notes timely tendered will be accepted for payment; (2) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (4) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

(b) Holders of Notes electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuer or its agent at the address specified in the notice at least three Business Days prior to the Change of Control Payment Date. Holders of Notes shall be entitled to withdraw their election if the Trustee or the Issuer receives not later than 10 a.m., The City of New York time, one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of a Note, the principal amount of the Note that was delivered for purchase by the holder of a Note and a statement that such holder of a Note is withdrawing its election to have such Note purchased.

(c) On or prior to the Business Day before the Change of Control Payment Date, the Issuer shall irrevocably deposit with the Trustee or with the Paying Agent (or, if the Issuer or any of its Wholly Owned Subsidiaries is acting as the Paying Agent, segregate and hold in trust) in cash an amount equal to the Change of Control Purchase Price payable to the holders of Notes entitled thereto, to be held for payment in accordance with the provisions of this Section. On the Change of Control Payment Date, the Issuer shall deliver to the Trustee the Notes or portions thereof that have been properly tendered to and are to be accepted by the Issuer for payment. The Trustee or the Paying Agent shall, on the Change of Control Payment Date, mail or deliver payment to each tendering holder of a Note of the Change of Control Purchase Price. In the event that the aggregate Change of Control Purchase Price is less than the amount delivered by the Issuer to the Trustee or the Paying Agent, the Trustee or the Paying Agent, as the case may be, shall deliver the excess to the Issuer immediately after the Change of Control Payment Date.

(d) The Issuer and the Parent will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.20, the Issuer and the Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached its or their obligations under this Section 4.20 by virtue of such compliance.

SECTION 4.21. Suspension of Certain Covenants. Following the first day (the “Suspension Date”) that (a) the Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing, the Parent and the Restricted Subsidiaries will not be subject to the following provisions of this Indenture:

•	Section 4.10,

•	Section 4.11,

•	Section 4.13,

•	Section 4.14,

•	Section 4.15,

•	Section 4.16,

•	Section 4.17,

•	clauses (a)(1) and (b) of Section 4.18,

•	Section 4.19,

•	clauses (e) and (g) of the first paragraph of Section 5.01

(collectively, the “Suspended Covenants”). In the event that the Parent and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Parent and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this Section 4.21 as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of Section 4.10 (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of Section 4.10, such Debt will be deemed to have been in existence on the Issue Date for the purposes of the definition of “Existing Debt” so that it is classified as permitted under clause (b) of the second paragraph of Section 4.10.

On the Reversion Date, all Restricted Payments and Permitted Investments declared or made during the Suspension Period will be classified to have been declared or made pursuant to clause (c)(1) or (c)(2) of Section 4.11 or one of the clauses set forth in the definition of “Permitted Investments” (to the extent such Restricted Payments or Investments would be permitted to be incurred thereunder as of the Reversion Date and giving effect to any Restricted Payment or Investment made prior to the Suspension Period) as though the provisions under Section 4.11 and under the definition of “Permitted Investment” had been in effect during the entire period of time from the Issue Date. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (c)(1) or (c)(2) of the first paragraph of Section 4.11 or clause (i) under the definition of “Permitted Investment” or otherwise comply with the definition of “Permitted Investment.” To the extent any Restricted Payment would not be so permitted to be declared or made, such Restricted Payment will be deemed a “Permitted Investment.”

For purposes of determining compliance with clauses (a) and (b) of Section 4.14, on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

SECTION 4.22. Additional Amounts. Unless otherwise required by the Netherlands law or Indonesian law, neither the Issuer nor any of the Guarantors will deduct or withhold from payments made with respect to the Notes and the Guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in the Netherlands or Indonesia having the power to tax (a “Taxing Authority,” and such taxes, “Taxes”). In the event that either the Issuer or any of the Guarantors is required to withhold or deduct on account of any Taxes from any payment made under or with respect to such Notes or the Guarantee, as the case may be, the Issuer or any of the Guarantors, as the case may be, will pay such additional amounts so that the net amount received by each holder of Notes, including those additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. The amounts that the Issuer or any of the Guarantors are required to pay to preserve the net amount receivable by the holders of Notes are referred to as “Additional Amounts.”

Additional Amounts will not be payable with respect to a payment made to a holder of Notes to the extent:

(a) that any such Taxes would not have been imposed but for the existence of any present or former connection between the holder or beneficial owner of such Note and the relevant Taxing Authority imposing such Taxes, other than merely holding such notes or the exercise or enforcement of rights under such Notes, their Guarantee or the Indenture, including, without limitation, such holder or the beneficial owner of such Notes being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(b) that any such Taxes would not have been imposed but for the presentation of such Notes or the Guarantees, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder of a Note thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30-day period;

(c) of any estate, inheritance, gift sale, transfer, personal property or other similar tax assessment or other governmental charge imposed with respect to such Note;

(d) that any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of such holder of a Note or the beneficial owner of such Notes to comply with a request by the Issuer addressed to such holder of a Note to provide information concerning the nationality, residence or identity of such holder of a Note or such beneficial owner, or to make any declaration or other similar claim, or satisfy any information or reporting requirement, which, in either case, is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(e) any combination of the above; or

(f) with respect to any payment of the principal of, premium, if any, or interest on such Notes or the Guarantee to such holder of a Note (including a fiduciary or partnership) to the extent that the beneficial owner of such Notes would not have been entitled to such Additional Amounts had it been the holder of the Notes.

Each of the Issuer and the Guarantors, as applicable, will also:

(1) withhold or deduct the Taxes as required;

(2) remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

(3) use its reasonable efforts to obtain from each relevant Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

(4) upon request, make available to the holders of Notes, within 60 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or any relevant Guarantor or, if, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, other evidence of such payments.

In addition, the Issuer and the Guarantors, as applicable, will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in the Netherlands or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of any Notes or Guarantee.

SECTION 4.23. Further Instruments and Acts. Upon request of the Trustee, the Issuer and the Parent shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.24. Limitation on Issuer Activities. Notwithstanding anything contained in this Indenture to the contrary, the Issuer will not engage in any business activity or undertake any other activity, except any activity (a) relating to the offering, sale or issuance of Debt or lending or otherwise advancing the proceeds thereof on substantially the same terms to the Parent and any other activities in connection therewith, (b) undertaken with the purpose of fulfilling any obligations under such Debt or the agreements or instruments governing such Debt or (c) directly related to the establishment and/or maintenance of the Issuer’s corporate existence.

The Issuer shall not (a) issue any Capital Stock other than the issuance of its ordinary shares to the Parent or otherwise in a de minimis amount to local residents to the extent required by applicable law or (b) acquire or receive any property or assets (including, without limitation, any Capital Stock or Debt of any Person), other than the Intercompany Loan or any future intercompany Debt owed by the Parent to the Issuer in respect of the borrowing of the gross proceeds of the issuance of Debt by the Issuer or payments in respect thereof.

The Issuer shall not create, incur, assume or suffer to exist any Lien of any kind against or upon any of its property or assets, or any proceeds therefrom.

The Issuer shall at all times remain a Wholly Owned Subsidiary of the Parent.

The Issuer shall not merge, consolidate, amalgamate or otherwise combine with or into another Person except the Parent, or sell, convey, transfer, lease or otherwise dispose of any material property or assets to any Person except the Parent; provided that, in the event it so combines with the Parent or so disposes of property or assets to the Parent, then immediately after such transaction the Parent (or if the Parent is not the Surviving Person, such Surviving Person) shall (a) assume all of the obligations of the Issuer under this Indenture and the Notes pursuant to a supplemental indenture in form satisfactory to the Trustee and (b) deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each of which complies with applicable provisions of this Indenture.

Except as necessary to permit timely delivery to the Paying Agent of sums sufficient to pay principal and interest when so becoming due under the Notes, the Issuer shall not at any time maintain cash balances in amounts greater than the minimum amounts required by applicable law or regulation or in order to maintain or reduce withholding or income taxes which may be applicable to or payable by the Issuer or the Parent in respect of the Intercompany Loan or the Notes. Whenever the Issuer receives a payment or prepayment under the Intercompany Loan, it shall use the funds received solely to satisfy its obligations under the Notes and this Indenture.

For so long as any Notes are outstanding, neither the Issuer nor the Parent will commence or take any action to cause a winding-up or liquidation of the Issuer.

Except as provided in this Indenture, the Issuer shall not, and the Parent shall procure that the Issuer does not, assign or novate its rights under the Intercompany Loan.

SECTION 4.25. Amendments to or Prepayments of the Intercompany Loan. Without the consent of the holders of the Notes of at least a majority in aggregate principal amount of the Notes then outstanding, the Issuer and the Parent will not, and will not permit any Restricted Subsidiary to, (i) prepay or otherwise reduce or permit the prepayment or reduction of the Intercompany Loan or (ii) amend, modify or alter the Intercompany Loan in any manner adverse to the holders of the Notes; provided that, without the consent of each holder of a Note affected thereby, the Issuer and the Parent will not, and will not permit any Restricted Subsidiary to, amend, modify or alter the Intercompany Loan to:

(1) other than as permitted by a majority of the holders of the Notes pursuant to (i) above, change the Stated Maturity of the principal of, or any installment of interest on such loan;

(2) reduce the rate of interest on such loan;

(3) change the currency for payment of principal or interest on such loan;

(4) reduce the above-stated percentage of Notes the consent of whose holders is necessary to modify or amend such loans;

(5) waive a default in the payment of any amount under such loan; or

(6) sell or transfer such loan other than pursuant to its terms.

Notwithstanding the foregoing, the Intercompany Loan may be amended solely to provide for the issuance of Additional Notes, and may be prepaid or reduced to facilitate or otherwise accommodate or reflect a redemption or repurchase of outstanding Notes in accordance with the terms of the Indenture.

ARTICLE V

MERGER, CONSOLIDATION AND SALE OF PROPERTY

SECTION 5.01. When Parent or a Guarantor May Merge or Transfer Assets. The Parent shall not, and shall not permit any other Guarantor to, merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Parent) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

(a) the Parent or such Guarantor shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Parent or such Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the Republic of Indonesia;

(b) the Surviving Person (if other than the Parent or such Guarantor) expressly assumes, by supplemental indenture in a form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, all of the obligations of the Parent or such Guarantor hereunder and the Parent’s or such Guarantor’s Guarantee of the Notes;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Parent or such Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) in the case of a transaction involving the Parent, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Parent or the Surviving Person, as the case may be, would be able to Incur at least US$1.00 of additional Debt under clause (1) of the first paragraph of Section 4.10;

(f) the Surviving Person shall have delivered to the Trustee an Opinion of Counsel of recognized standing with respect to such matter to the effect that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. federal income tax on the same amounts and at the same times as would be the case if the transaction or series of transactions had not occurred and there will be no additional Taxes imposed on any payments made pursuant to the Notes;

(g) in the case of a transaction involving the Parent, immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Parent immediately prior to such transaction or series of transactions; and

(h) the Parent shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction, and the supplemental indenture, if any, in respect thereto comply with this Section 5.01 and that all conditions precedent herein provided for relating to such transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Parent under this Indenture, but the predecessor company in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Parent as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any of the obligations or covenants under this Indenture, including with respect to the payment of the Notes.

SECTION 5.02. Successor Corporation Substituted. In the event of any transaction described in and complying with the conditions listed in Section 5.01 in which the Parent or any other Guarantor is not the surviving entity and the surviving entity is to assume all the obligations of the Parent or such Guarantor under the Notes, the Guarantee and this Indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Parent or such Guarantor, as the case may be, and such Guarantor shall be discharged from its obligations under this Indenture, the Notes and the Guarantee.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. The following events shall be “Events of Default”:

(1) failure to make the payment of any interest (including Additional Amounts) on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with Section 5.01;

(4) failure to comply with any other covenant or agreement in the Notes or in this Indenture (other than a failure that is the subject of the foregoing clauses (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Issuer as provided below;

(5) a default under any Debt by the Parent or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at final maturity, in an aggregate amount greater than US$20 million or its foreign currency equivalent at the time (the “cross-acceleration provisions”);

(6) any final judgment or judgments for the payment of money in an aggregate amount in excess of US$20 million (or its foreign currency equivalent at the time) that shall be rendered against the Parent, the Issuer or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7) the Issuer, the Parent or any Significant Subsidiary pursuant to or within the meaning of any applicable Bankruptcy Law or similar law for the relief of debtors:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law or similar law for the relief of debtors that:

(A) is for relief against the Issuer, the Parent or any Significant Subsidiary in an involuntary case;

(B) appoints a custodian, receiver, trustee, assignee, liquidator or similar official of the Issuer, the Parent or any Significant Subsidiary or any substantial part of the property of any of them;

(C) orders the winding up or liquidation of the Issuer, the Parent or any Significant Subsidiary; or

(D) grants any similar relief under any foreign laws;

(9) any of (a) the revocation, suspension or termination of any Material License or (b) the failure of the Parent to renew, or extend, or the expiration, release, surrender or transfer of, any Material License; and

(10) the Guarantor denies or disaffirms its obligations under the Guarantee or, except as permitted by the Indenture, the Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

A Default under clause (4) will not be an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Issuer of the Default and the Issuer does not procure the cure of such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

SECTION 6.02. Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or 6.01(8) with respect to the Issuer, the Parent or any Significant Subsidiary) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of Notes of not less than 25% in aggregate principal amount of the Notes then outstanding by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest to the date of such acceleration on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default specified in Section 6.01(7) or 6.01(8) with respect to the Issuer, the Parent or any Significant Subsidiary occurs, the principal of and accrued and unpaid interest to the date of such acceleration on all the Notes shall, automatically and without any action by the Trustee or any Holder, become and be immediately due and payable. After any such acceleration, but before a judgment or decree based upon acceleration is obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Trustee and the Issuer, may rescind and annul such declaration of acceleration if the rescission would not conflict with any judgment or decree and if all existing Events of Default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived as provided in this Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder of the Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04. Waiver of Past Defaults. The holders of Notes of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default and its consequences except (i) a Default in the payment of the principal of, premium or interest on a Note or (ii) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each holder of the Notes. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05. Control by Majority. The holders of the Notes of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other holders of Notes or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification and/or security to the satisfaction of the Trustee against all losses and expenses caused by taking or not taking such action.

SECTION 6.06. Limitation on Suits. A holder of a Note may not institute any proceeding with respect to this Indenture or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(1) such holder of a Note shall have previously given to the Trustee written notice of a continuing Event of Default;

(2) the holders of Notes of not less than 25% in aggregate principal amount of the Notes then outstanding shall have made a written request, and such holder of a Note of or holders of Notes shall have offered the Trustee indemnity and/or security satisfactory to the Trustee, to institute such proceeding as trustee; and

(3) the Trustee has not received from the holders of Notes of at least a majority in aggregate principal amount of the Notes outstanding a direction inconsistent with such request and has failed to institute such proceeding, within 60 days after such notice, request and offer.

The foregoing limitations on the pursuit of remedies by a holder of a Note shall not apply to a suit instituted by a holder of Notes for the enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the applicable due date specified in such Note. A holder of Notes may not use this Indenture to prejudice the rights of another holder of Notes or to obtain a preference or priority over another holder of Notes.

SECTION 6.07. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any holder of Notes to receive payment of principal of and interest on the Notes held by such holder of Notes, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder of Notes.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.07.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the holders of Notes allowed in any judicial proceedings relative to the Issuer, the Parent or any other Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the holders of Notes in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each holder of Notes to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the holders of Notes, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances properly incurred by the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

THIRD: to the Issuer, the Parent or any other Guarantor of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to holders of Notes pursuant to this Section. At least 15 days before such record date, the Issuer or the Parent shall mail to each holder of Notes and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess costs, including attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a holder of Notes pursuant to Section 6.06 or a suit by holders of Notes of more than 10% in aggregate principal amount of the Notes.

SECTION 6.12. Waiver of Stay or Extension Laws. None of the Parent, the Issuer and the Restricted Subsidiaries (to the extent any of them may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Parent and the Issuer (to the extent that either of them may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own wilful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Parent.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(h) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA, if applicable, and the provisions of this Article VII shall apply to the Trustee in its role as Registrar, Paying Agent and Note Custodian (as defined in Appendix A).

(i) The Trustee shall not be deemed to have notice of a Default or an Event of Default unless (a) the Trustee has received written notice thereof from the Issuer, the Parent or any Holder or (b) a Trust Officer shall have actual knowledge thereof.

SECTION 7.02. Rights of Trustee.

(a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee may, however, in its discretion make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Parent, the Issuer and any Restricted Subsidiary, personally or by agent or attorney.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute wilful misconduct or gross negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Parent, the Issuer or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar or co-registrar may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity, priority or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s or the Parent’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail, at the expense of the Parent, to each holder of Notes notice of the Default or Event of Default within 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in payment of principal of or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of holders of Notes.

SECTION 7.06. Reports by Trustee to Holders. If required by TIA § 313(a), as promptly as practicable after each November 5 beginning with November 5, 2004, and in any event prior to January 5 in each year, the Trustee shall mail, at the expense of the Parent, to each Holder a brief report dated as of November 5 each year that complies with TIA § 313(a). The Trustee shall also comply with TIA § 313(b) and TIA § 313(c).

A copy of each report at the time of its mailing to holders of Notes shall be filed with the Commission and each stock exchange (if any) on which the Notes are listed. The Parent agrees to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity. The Parent shall pay to the Trustee from time to time compensation for its services as agreed between the Trustee and the Issuer. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Parent shall reimburse the Trustee upon request for all out-of-pocket expenses properly incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Parent shall indemnify the Trustee against any and all loss, liability or expense (including properly incurred attorneys’ fees) incurred by it in connection with the acceptance and administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Parent promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Parent shall not relieve the Parent of its obligations hereunder. The Parent shall defend the claim and the Trustee may have separate counsel and the Parent shall pay the fees and expenses of such counsel. The Parent need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own wilful misconduct, gross negligence or bad faith. The Parent need not pay for any settlement made by the Trustee without the Parent’s consent, such consent not to be unreasonably withheld. All indemnifications and releases from liability granted hereunder to the Trustee shall extend to its officers, directors, employees, agents, successors and assigns.

To secure the Parent’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

The Parent’s payment obligations pursuant to this Section shall survive the resignation or removal of the Trustee and the discharge of this Indenture. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) with respect to the Parent, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Parent. The holders of Notes of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Parent shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Parent or by the holders of Notes of a majority in aggregate principal amount of the Notes then outstanding and such holders of Notes do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Parent shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Parent. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to holders of Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the holders of Notes of 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any holder of Notes who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Parent’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any such successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force any certificate of the Trustee has pursuant to the Notes or this Indenture.

SECTION 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA § 310(a). The Trustee shall have (or, in the case of a corporation included in a bank holding company system, the related bank holding company shall have) a combined capital and surplus of at least US$50,000,000 as set forth in its (or its related bank holding company’s) most recent published annual report of condition. The Trustee shall comply with TIA § 310(b), provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01. Discharge of Liability on Notes; Defeasance.

(a) When (i) the Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to Article III and the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date (other than Notes replaced pursuant to Section 2.07), and if in either case the Issuer pays all other sums payable hereunder by the Issuer, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Issuer accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Issuer.

(b) Subject to Sections 8.01(c) and 8.02, the Issuer or the Guarantor at any time may terminate (i) all of their obligations under the Notes and this Indenture (“legal defeasance”) or (ii) their obligations under Sections 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.24 and 4.25 and the operation of Sections 6.01(5), 6.01(6), 6.01(7) and 6.01(8) (but, in the case of Sections 6.01(7) and 6.01(8), with respect only to Significant Subsidiaries) and the limitations contained in clauses (e) and (g) of the first paragraph of Section 5.01 (“covenant defeasance”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 6.01(d) (with respect to the covenants of Article 4 identified in the immediately preceding paragraph), 6.01(5), 6.01(6), 6.01(7) and 6.01(8) (with respect only to Significant Subsidiaries in the case of Sections 6.01(7) and 6.01(8)) or because of the failure of the Parent to comply with the limitations contained in clauses (e) and (g) of the first paragraph of Section 5.01.

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c) Notwithstanding clauses (a) and (b) above, the Issuer’s and the Guarantor’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 4.22, 7.07, 7.08, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.07 and 8.05 shall survive.

SECTION 8.02. Conditions to Defeasance. The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(1) the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

(2) the Issuer delivers to the Trustee a certificate from a nationally-recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

(3) 123 days pass after the deposit is made and during the 123-day period no Default specified in Section 6.01(7) or (8) with respect to the Issuer, the Parent or any other Person making such deposit occurs that is continuing at the end of the period;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(5) the deposit does not constitute a default under any other agreement or instrument binding on the Issuer, the Parent or any Guarantor;

(6) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(7) in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters stating that (i) the Issuer has received from the Internal Revenue Service a ruling, or (ii) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, to the effect, in either case, that and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

(8) in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(9) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article VIII have been complied with; and

(10) the Issuer delivers to the Trustee an Opinion of Counsel in the Netherlands and the Republic of Indonesia to the effect that beneficial owners of the Notes will not recognize income, gain or loss for Dutch or Indonesian tax purposes as a result of such deposit and defeasance and will be subject to Dutch or Indonesian taxes (including withholding taxes) on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Article III.

SECTION 8.03. Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04. Repayment to the Issuer. The Trustee and the Paying Agent shall promptly turn over to the Issuer any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, holders of Notes entitled to the money must look only to the Issuer for payment as general creditors.

SECTION 8.05. Indemnity for Government Obligations. The Issuer and the Parent shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.01. Without Consent of Holders. The Issuer and the Trustee may amend this Indenture or the Notes without notice to or consent of any holder of the Notes:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(3) to add additional Guarantees with respect to the Notes;

(4) to secure the Notes, to add to the covenants of the Parent for the benefit of the holders of the Notes or to surrender any right or power herein conferred upon the Parent; or

(5) to make any change that does not adversely affect the rights of any holder of the Notes.

After an amendment under this Section becomes effective, the Parent shall mail to holders of Notes a notice briefly describing such amendment. The failure to give such notice to all holders of Notes, or any defect therein, will not impair or affect the validity of an amendment under this Section.

SECTION 9.02. With Consent of Holders. The Issuer and the Trustee may amend this Indenture or the Notes with the written consent of the holders of Notes of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, an amendment may not:

(1) reduce the amount of Notes whose holders must consent to an amendment or waiver;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) make any Note payable in a currency other than that stated in the Note;

(5) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(6) subordinate the Notes to any other obligation of the Issuer or the Guarantor;

(7) release any security interest that may have been granted in favor of the holders of Notes other than pursuant to the terms of such security interest;

(8) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed;

(9) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(10) at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

(11) modify the provisions of Section 4.25;

(12) release the Parent or any other Guarantor from any of its obligations under any Guarantee of the Notes or this Indenture, except in accordance with the terms of this Indenture;

(13) amend or modify the provisions of Section 4.22 or Section 7 of the Notes; or

(14) make any change in the preceding amendment and waiver provisions.

It shall not be necessary for the consent of the holders of Notes under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment under this Section becomes effective, the Issuer shall mail to holders of Notes at the holder’s address as it appears on the registration books of the Registrar a notice briefly describing such amendment. The failure to give such notice to all holders of Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

SECTION 9.03. Compliance with Trust Indenture Act. If this Indenture is, at any time, required to be qualified under the TIA, from the date of such qualification, every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.

SECTION 9.04. Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a holder of a Note shall bind the holder of a Note and every subsequent holder of that Note or portion of the Note that evidences the same debt as the consenting holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such holder or subsequent holder may revoke the consent or waiver as to such holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every holder of the Notes. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the holders of Notes entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were holders of Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be holders of Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.05. Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the holder of the Note to deliver such Note to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return such Note to the holder of the Note. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee, upon written order of the Issuer pursuant to Section 2.03, shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.06. Trustee to Sign Amendments and Waivers. The Trustee and the Issuer shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment or waiver the Trustee shall be entitled to receive indemnity satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and complies with the provisions hereof (including Section 9.03).

SECTION 9.07. Payment for Consent. Neither the Issuer nor any Affiliate of the Issuer shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid to all holders of Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee.

(a) The Guarantor hereby guarantees to each of the holders of the Notes and their respective successors and assigns and to the Trustee on behalf of each of the holders of the Notes, that: (i) the principal of and interest and any other amounts due on the Notes (the “Guaranteed Obligations”) will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Issuer to the holders of the Notes hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise. The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any of the holders of the Notes with respect to any provisions hereof or thereof, the failure to obtain recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in the Guarantee. If any holder of the Notes or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantor, any amount paid by the Issuer or the Guarantor to the Trustee or such holder of the Notes, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect as before return of such amounts. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the holders of the Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

(b) Without limiting the foregoing, the Guarantor agrees that:

(i) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of the Guarantee or this Indenture in accordance with their respective terms or affect, limit, reduce, discharge or terminate the liability of the Guarantor, or the rights, remedies, powers and privileges of the Trustee or any holder of the Notes, under the Guarantee or this Indenture:

(A) any modification or amendment (including without limitation by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Note or this Indenture, or any other agreement or instrument whatsoever relating thereto;

(B) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of the Guarantor under this Indenture or the Guarantee of all or any part of the Guaranteed Obligations;

(C) any application of the proceeds of any other guarantee (including without limitation any letter of credit or the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner as the holders of the Notes may determine;

(D) any release of any other Person (including without limitation any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(E) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the holders of the Notes may determine, of all or any part of the Guaranteed Obligations or any other guarantee of (including without limitation any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(F) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of the Issuer or any other Person or any disposition of any shares of the Guarantor;

(G) any proceeding against the Issuer or any other Guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Trustee and the holders of the Notes under this Indenture or the Guarantee or otherwise in such order and such manner as the holders of the Notes may determine, regardless of whether the Trustee or the holders of the Notes shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Indenture or the Guarantee;

(H) the entering into such other transactions or business dealings with the Issuer, any Subsidiary or Affiliate of the Issuer or any other guarantor of all or any part of the Guaranteed Obligations as the holders of the Notes may desire; or

(I) all or any combination of any of the actions set forth in this Section 10.01(b).

(c) The enforceability and effectiveness of this Indenture and the liability of the Guarantor, and the rights, remedies, powers and privileges of the Trustee and the holders of the Notes under this Indenture and the Guarantee shall not be affected, limited, reduced, discharged or terminated, and the Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising by reason of:

(A) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, this Indenture, the Guarantee or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(B) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any such other Guarantor;

(C) the illegality, invalidity or unenforceability of any security for or other guarantee (including without limitation any letter of credit) of all or any part of the Guaranteed Obligations;

(D) the cessation, for any cause whatsoever, of the liability of the Issuer or any other Guarantor with respect to all or any part of the Guaranteed Obligations (other than by reason of the full payment of all Guaranteed Obligations);

(E) any failure of the Issuer or any holder of the Notes to marshal assets in favor of the Issuer or any other Person (including any other Guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Issuer or any other Guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability under this Indenture or the Guarantee, the holders of the Notes being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that the Issuer may be in default of its obligations under the Indenture or any Notes;

(F) any counterclaim, set-off or other claim which the Issuer or any other Guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations;

(G) any failure of the Trustee or any holder of the Notes or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(H) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(I) any action taken by the Trustee or any holder of the Notes that is authorized by this Section 10.01 or otherwise in this Indenture or the Guarantee or any omission to take any such action; or

(J) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

SECTION 10.02. Severability. In case any provision of the Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.03. Release of a Guarantor. (a) Upon the repayment of all of the Notes, the Guarantor shall be deemed released from all obligations under this Article X without any further action required on the part of the Trustee or any holder of the Notes.

(b) The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Issuer or any Guarantor accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.03. If the Guarantor is not so released, the Guarantor shall remain liable for the full amount of principal of and interest on the Notes as provided in this Article X.

SECTION 10.04. Waiver of Subrogation. The Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under its Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any holder of the Notes against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to the Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to the Guarantor for the benefit of, and held in trust for the benefit of, the holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such holders of the Notes to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.04 is knowingly made in contemplation of such benefits.

SECTION 10.05. Evidence of Guarantee. To evidence the guarantee to the holders of the Notes set forth in this Article X, the Guarantor hereby agrees to execute the notation of Guarantee in substantially the form attached to the form of Notes, included as an exhibit to this Indenture. The notation of Guarantee shall be signed on behalf of the Guarantor by an Officer (whom shall have been duly authorized by all requisite corporate actions).

SECTION 10.06. Waiver of Stay, Extension or Usury Laws. The Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Trust Indenture Act Controls. If this Indenture is, at any time, required to be qualified under the TIA and any provision of this Indenture limits, qualifies or conflicts with another provision that is required to be included in this Indenture by the TIA, the required provision shall control.

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile (with a hard copy delivered in person or by mail promptly thereafter) and addressed as follows:

if to the Issuer, the Parent or any other Guarantor:

PT Indosat Tbk

Jl. Medan Merdeka, Barat No. 21

PO Box 2905, Jakarta 10110

Republic of Indonesia

Attention of:

Legal Department

Fax: 62 21 345 0592

if to the Trustee:

The Bank of New York

Floor 21 West

101 Barclay Street

New York, New York 10286

Attention of:

Global Trust Administration

Fax: 1 212 815 5802/5803

with a copy to:

The Bank of New York

One Temasek Avenue

#02-01 Millenia Tower

Singapore 039192

Attention of:

Global Trust Services

Fax: 65 6883 0338

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a holder of a Note shall be mailed, at the expense of the Issuer, to the holder of a Note at the holder of a Note’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a holder of a Note or any defect in such notice shall not affect its sufficiency with respect to other holders of Notes. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11.03. Communication by Holders with Other Holders. Holders of Notes may communicate pursuant to TIA § 312(b) with other holders of Notes with respect to their rights under this Indenture or the Notes. The Issuer, the Parent and any other Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer and the Parent shall furnish to the Trustee:

(1) an Officers’ Certificate in form and substance satisfactory to the Trustee and complying with Section 11.05 stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance satisfactory to the Trustee and complying with Section 11.05 stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 11.05. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 11.06. When Notes Disregarded. In determining whether the holders of Notes of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or Parent or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or Parent shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 11.07. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of holders of Notes. The Registrar and the Paying Agent or co-registrar may make reasonable rules for their functions.

SECTION 11.08. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions or trust companies are authorized or obligated to close in The City of New York, Jakarta, Indonesia, Singapore or the Netherlands. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 11.09. Governing Law. THIS INDENTURE, THE NOTES AND THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.10. Waiver of Immunities. To the extent that the Issuer and the Guarantor or any of their properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Indenture and the transactions contemplated hereby, the Issuer and the Guarantor hereby irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity and consent to such relief and enforcement.

SECTION 11.11. Consent to Jurisdiction; Appointment of Agent for Service of Process; Judgment Currency.

(a) the Issuer and the Guarantor by the execution and delivery of this Indenture, irrevocably agrees that service of process may be made upon CT Corporation System (“CT Corporation”), with offices at 111 8th Avenue, New York, New York 10011 (or its successors as agent for service of process), in the County, City and State of New York, United States of America, in any suit or proceeding against the Issuer or the Guarantor instituted by the Trustee, based on or arising under this Indenture and the transactions contemplated hereby in any federal or state court in the Borough of Manhattan in the City of New York, and each of the Issuer and the Guarantor and the Trustee hereby irrevocably consents and submits to the jurisdiction of any such court and to the courts of its own corporate domicile in respect of actions brought against it as a defendant generally and unconditionally in respect of any such suit or proceeding.

(b) the Issuer and the Guarantor further, by the execution and delivery of this Indenture, irrevocably designate, appoint and empower CT Corporation, with offices at 111 8th Avenue, New York, New York 10011, as its designee, appointee and authorized agent to receive for and on its behalf service (i) of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against the Issuer or the Guarantor with respect to their obligations, liabilities or any other matter arising out of or in connection with this Indenture and the transactions contemplated hereby and (ii) that may be made on such designee, appointee and authorized agent in accordance with legal procedures prescribed for such courts, and it being understood that the designation and appointment of CT Corporation as such authorized agent shall become effective immediately without any further action on the part of the Issuer or the Guarantor. The Issuer and the Guarantor represent to the Trustee that they have notified CT Corporation of such designation and appointment and that CT Corporation has accepted the same, and that CT Corporation has been paid its full fee for such designation, appointment and related services through the date that is one year from the date of this Indenture. The Issuer and the Guarantor further agree that, to the extent permitted by law, service of process upon CT Corporation (or its successors as agent for service of process) and written notice of said service to the Issuer and the Guarantor pursuant to Section 11.02 of this Indenture, shall be deemed in every respect effective service of process upon the Issuer and the Guarantor in any such suit or proceeding. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Issuer and the Guarantor agree to designate a new designee, appointee and agent in The City of New York, New York on the terms and for the purposes of this Section 11.11 reasonably satisfactory to the Trustee. The Issuer and the Guarantor further hereby irrevocably consent and agree to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against the Issuer or the Guarantor by serving a copy thereof upon the relevant agent for service of process referred to in this Section 11.11 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) and by mailing copies thereof by registered or certified air mail, postage prepaid, to the Issuer and the Guarantor at their addresses specified in or designated pursuant to this Indenture. The Issuer and the Guarantor agree that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Trustee to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law. The Issuer and the Guarantor hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in federal or state court in the State of New York, County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) The Issuer and the Guarantor, jointly and severally, agree to indemnify the holder of the Notes against any loss incurred, as incurred, as a result of any judgment or award in connection with the Indenture being expressed in a currency (the “Judgment Currency”) other U.S. Dollars and as result of any variation as between (i) the spot rate of exchange in the City of New York at which the Judgment Currency could have been converted into U.S. Dollars as of the date such judgment or award is paid and (ii) the spot rate of exchange at which the indemnified party converts such Judgment Currency. The foregoing constitutes a separate and independent obligation of the Issuer and the Guarantor and will continue in full force and effect notwithstanding any such judgment or award. The term “spot rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

(d) The provisions of this Section shall survive any termination of this Indenture, in whole or in part.

SECTION 11.12. No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Parent shall not have any liability for any obligations of the Issuer or the Guarantor under the Notes or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each holder of a Note shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 11.13. Successors. All agreements of the Issuer or the Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.14. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 11.15. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

INDOSAT FINANCE COMPANY B.V.,
as Issuer

By
Name:	Komalaningsih
Title:	Managing Director

INDOSAT INTERNATIONAL FINANCE COMPANY B.V., as Guarantor

By
Name:	Atje Muhammad Dvrjan
Title:	Managing Director

PT INDOSAT TBK, as Guarantor

By
Name:	Hasnul Suhaimi
Title:	President Director

THE BANK OF NEW YORK, as Trustee, Registrar and Principal Paying Agent

By
Name:
Title:

APPENDIX A

PROVISIONS RELATING TO THE NOTES

1. Definitions

1.1 Definitions

For the purposes of this Appendix A the following terms shall have the meanings indicated below. Terms used but not defined in this Appendix A shall have the meanings assigned to such terms in the Indenture.

“Definitive Note” means a certificated Note bearing, if required, the restricted securities legend set forth in Section 2.3(c)(i) of this Appendix A.

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Initial Purchasers” means ING Bank N.V., Barclays Bank PLC and Goldman Sachs (Singapore) Pte.

“Notes” means the Original Notes which have been issued and any Additional Notes, treated as a single class.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository) or any successor person thereto, who shall initially be the Trustee.

“Original Notes” means the 7.75% Guaranteed Notes due 2010 in the aggregate principal amount of $300,000,000 issued on November 5, 2003.

“Purchase Agreement” means the Purchase Agreement dated as of October 28, 2003, among the Issuer, the Guarantor and the Initial Purchasers relating to the Original Notes, or any similar agreement relating to any future sale of Additional Notes by the Issuer.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the legend set forth in Section 2.3(c)(i) of this Appendix A.

1.2 Other Definitions

Term	Defined in Section:
“Agent Members”	2.1(b)
“Global Notes”	2.1(a)
“Regulation S”	2.1
“Regulation S Global Note”	2.1(a)
“Rule 144A”	2.1
“Rule 144A Global Note”	2.1(a)

2. The Notes

2.1 Form and Dating

The Notes will be offered and sold by the Issuer, from time to time, pursuant to one or more Purchase Agreements. The Notes will be resold, initially only to QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and outside the United States in reliance on Regulation S under the Securities Act (“Regulation S”). Notes may thereafter be transferred to, among others, QIBs and purchasers outside the United States in reliance on Regulation S, subject to the restrictions on transfer set forth herein.

(a) Global Notes. Notes initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form (collectively, the “Rule 144A Global Note”) and Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more permanent global securities in definitive, fully registered form (collectively, the “Regulation S Global Note”), in each case without interest coupons and with the global securities legend and restricted securities legend set forth in Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. The Rule 144A Global Note and Regulation S Global Note are collectively referred to herein as “Global Notes.” The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b) and pursuant to an order of the Issuer, authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Note or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as Notes Custodian.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as Notes Custodian or under such Global Note, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(c) Definitive Notes. Except as provided in Section 2.3 or 2.4, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) Original Notes for original issue in an aggregate principal amount of $300,000,000 and (2) Additional Notes, if and when issued in accordance with Section 2.01 of the Indenture, upon a written order of the Issuer signed by an Officer of the Issuer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar or a co-registrar with a request:

(x) to register the transfer of such Definitive Notes; or

(y) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar or co-registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar or co-registrar, duly executed by the holder of a Note thereof or his attorney duly authorized in writing; and

(ii) if such Definitive Notes bear a restricted securities legend, are being transferred pursuant to clause (A), (B), (C) or (D) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a holder for registration in the name of such holder, without transfer, a certification from such holder to that effect;

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect;

(C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144A under the Securities Act, (i) a certification to that effect and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(c)(i); or

(D) if such Definitive Notes are being transferred outside the United States in accordance with Regulation S under the Securities Act, (i) a certification to that effect and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(c)(i).

(b) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Global Note shall deliver (i) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note and (ii) a certification in the form of the Assignment Form attached to such Note, and such account shall be credited in accordance with such instructions with a beneficial interest in the Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(iv) If the Global Note in which a beneficial interest is to be transferred or exchanged bears a restricted securities legend, such beneficial interest shall be transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to clauses (B), (C) or (D) of Section 2.3(a)(ii), in each case without regard to sub-clause (ii) of clause (C) or (D) and substituting beneficial interests in a Global Note in place of Definitive Notes.

(c) Legend.

(i) Except as permitted by the following paragraph (ii), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form:

“THIS NOTE AND THE GUARANTEE RELATED TO THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) IF SUCH PURCHASER IS AN INITIAL PURCHASER, (I) TO INDOSAT FINANCE COMPANY B.V., INDOSAT INTERNATIONAL FINANCE COMPANY B.V. OR PT INDOSAT TBK; (II) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (IV) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); OR (B) IF SUCH PURCHASER IS A SUBSEQUENT PURCHASER OF AN INTEREST IN THE RESTRICTED GLOBAL NOTE, AS SET FORTH IN (A) ABOVE AND, IN ADDITION, PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (PROVIDED THAT AS A CONDITION TO THE REGISTRATION OF TRANSFER OF ANY NOTES OTHERWISE THAN AS DESCRIBED IN (A) ABOVE OR (C) BELOW, THE ISSUER, THE GUARANTOR OR THE TRUSTEE MAY, IN CIRCUMSTANCES THAT ANY OF THEM DEEMS APPROPRIATE, REQUIRE EVIDENCE AS TO COMPLIANCE WITH ANY SUCH EXEMPTION); OR (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

Each Definitive Note will also bear the following additional legend:

“IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(ii) Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 or Regulation S under the Securities Act:

(A) in the case of any Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the holder of a Note thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note; and

(B) in the case of any Transfer Restricted Note that is represented by a Global Note, the Registrar shall permit the holder of a Note thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, in either case, if the holder of a Note certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 or Regulation S (such certification to be in the form set forth on the reverse of the initial Note).

(d) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, repurchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

(e) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee, upon written order of the Issuer pursuant to Section 2.03 of the Indenture, shall authenticate Definitive Notes and Global Notes at the Registrar’s or co-registrar’s request.

(ii) No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.06, 4.14, 4.20 and 9.05 of the Indenture).

(iii) The Registrar or co-registrar shall not be required to register the transfer of or exchange of any Note for a period beginning 15 days before the mailing of a notice of redemption or an offer to repurchase Notes or 15 days before an interest payment date.

(iv) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

(v) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(f) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or any other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the holders of Notes and all payments to be made to holders of Notes shall be given or made only to the registered holders of Notes (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

2.4 Definitive Notes

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian pursuant to Section 2.1 shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as a Depository for such Global Note or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act, and a successor Depository is not appointed by the Issuer within 120 days of such notice, or (ii) the Depository so requests following notification that an Event of Default has occurred and is continuing or that any Note has become immediately due and payable in accordance with the terms of the Indenture, or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to exchange in whole but not in part the Global Note for Definitive Notes, or (iv) the owner of an interest in a Global Note requests an exchange in writing delivered through the Depository, Euroclear or Clearstream upon notification that any of the Notes has become immediately due and payable in accordance with the terms of the Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of certificated Notes of authorized denominations. Definitive Notes issued in exchange for any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of US$1,000 and any integral multiple thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(c), bear the restricted securities legend set forth in Exhibit A hereto.

(c) The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a holder of a Note is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Issuer will promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

UNTIL 40 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT.

[Transfer Restricted Notes Legend]

THIS NOTE AND THE GUARANTEE RELATED TO THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) IF SUCH PURCHASER IS AN INITIAL PURCHASER, (I) TO INDOSAT FINANCE COMPANY B.V., INDOSAT INTERNATIONAL FINANCE COMPANY B.V. OR PT INDOSAT TBK; (II) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT; (IV) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); OR (B) IF SUCH PURCHASER IS A SUBSEQUENT PURCHASER OF AN INTEREST IN THE RESTRICTED GLOBAL NOTE, AS SET FORTH IN (A) ABOVE AND, IN ADDITION, PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (PROVIDED THAT AS A CONDITION TO THE REGISTRATION OF TRANSFER OF ANY NOTES OTHERWISE THAN AS DESCRIBED IN (A) ABOVE OR (C) BELOW, THE ISSUER, THE GUARANTOR OR THE TRUSTEE MAY, IN CIRCUMSTANCES THAT ANY OF THEM DEEMS APPROPRIATE, REQUIRE EVIDENCE AS TO COMPLIANCE WITH ANY SUCH EXEMPTION); OR (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

2

[FORM OF FACE OF NOTE]

INDOSAT FINANCE COMPANY, B.V.

7.75% Guaranteed Notes Due 2010

No.	US$

CUSIP No
ISIN No.
Common Code No.

Indosat Finance Company, B.V., a corporation organized under the laws of the Netherlands, promises to pay to [Name of holder], or registered assigns, the principal sum [of US$            ]* [as set forth on the Schedule of Increases or Decreases annexed hereto]**** on November 5, 2010.

Interest Payment Dates: May 5 and November 5, commencing on May 5, 2004.

Record Dates: April 20 and October 20.

Additional provisions of this Note are set forth on the other side of this Note.

*	Insert for Definitive Securities.
**	Insert for Global Securities

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

INDOSAT FINANCE COMPANY, B.V.,

Date:

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

THE BANK OF NEW YORK,
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

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[FORM OF REVERSE SIDE OF INITIAL NOTE]

7.75% Guaranteed Note Due 2010

1. Interest.

INDOSAT FINANCE COMPANY, B.V., a corporation organized under the laws of the Netherlands (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on May 5 and November 5 of each year, commencing on May 5, 2004. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 5, 2003. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. The Issuer shall pay interest on overdue principal at the rate borne by the Notes plus 1% per annum, and it shall pay interest on overdue installments of interest at the rate borne by the Notes to the extent lawful.

2. Method of Payment.

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the April 20 or October 20 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Issuer will make all payments in respect of a Definitive Note (including principal, premium and interest) by mailing a check to the registered address of each holder of a Note thereof; provided, however, that payments on the Notes may also be made, in the case of a holder of a Note of at least US$1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder of a Note elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar.

Initially, The Bank of New York, a New York banking association (the “Trustee”), will act as Principal Paying Agent and Registrar, and, as long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “Singapore Exchange”) and if the rules of the Singapore Exchange require, the Issuer shall appoint a paying agent in Singapore. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Issuer or any Wholly Owned Subsidiary incorporated or organized within the United States may act as Paying Agent, Registrar or co-registrar.

4. Indenture.

The Issuer issued the Notes under an Indenture dated as of November 5, 2003 (the “Indenture”), among the Issuer, the Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the TIA for a statement of those terms.

The Notes are senior unsecured obligations of the Issuer, unconditionally and irrevocably guaranteed by the Guarantor. The Notes consist of $300,000,000 aggregate principal amount of Original Notes and any Additional Notes that may be issued under the Indenture. The Original Notes and any Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Parent and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Debt, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens, make Asset Sales, enter into or permit Sale and Leaseback Transactions and engage in business other than a Telecommunications Business. The Indenture also imposes certain obligations with respect to the payment of Additional Amounts. The Indenture further imposes limitations on the ability of the Parent to consolidate or merge with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the Property of the Parent. These covenants are subject to important exceptions and qualifications and certain of them are subject to suspension during any period that the Notes have an Investment Grade Rating from both of the Rating Agencies.

5. Optional Redemption.

Except as set forth below, the Notes may not be redeemed prior to November 5, 2008. On and after that date, the Issuer may redeem the Notes in whole or in part at any time and from time to time at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest and Additional Amounts thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on or after November 5 of the years set forth below:

Period	Redemption Price
2008	103.8750%
2009	101.9375%
2010	100.0000%

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At any time and from time to time, prior to November 5, 2006, the Issuer may, upon not less than 30 days’ nor more than 60 days’ prior notice, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes issued with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 107.75% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts thereon, if any, to the redemption date (subject to the right of holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 75 days of such Public Equity Offering.

6. Redemption for Tax Reasons.

The Notes may be redeemed, at the option of the Issuer, in whole but not in part, at any time upon not less than 30 days’ nor more than 60 days’ notice as provided in the Indenture to the holders of the Notes (which notice will be irrevocable), at a price equal to 103.875% of the principal amount thereof plus any accrued and unpaid interest to the redemption date and any Additional Amounts which otherwise would be payable only if, as a result of (1) any change in or amendment to the laws of the Netherlands or the Republic of Indonesia (or any political subdivision or taxing authority thereof or therein) or any regulations or rulings promulgated thereunder or any change in the official interpretation of such laws, regulations or rulings, or (2) in the case of any payment by the Parent on the Intercompany Loan described in (3) below, any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which the Netherlands or the Republic of Indonesia (or any political subdivision or taxing authority thereof or therein) is a party, which change or amendment or treaty becomes effective on or after October 28, 2003:

(1)	the Issuer is or would be required on the next succeeding due date for a payment with respect to the Notes to pay any Additional Amounts with respect to the Notes as described below in Section 7 of this Note;

(2)	the Parent is, or on the next interest payment date would be, unable for reasons outside its control, to procure payment by the Issuer and, with respect to any payment due or to become due under the Intercompany Loan or the Guarantee, the Parent is, or on the next succeeding interest payment date with respect to the Notes would be, required to deduct or withhold any tax of the Netherlands (or any political subdivision or taxing authority thereof or therein), or any tax of the Republic of Indonesia (or any political subdivision or taxing authority thereof or therein) at a rate in excess of 20% (calculated without giving effect to any reduction of the rate of withholding tax available under any tax treaty to which the Republic of Indonesia or the Netherlands, as the case may be, is a party); or

(3)	with respect to any payment by the Parent to the Issuer to enable the Issuer to make any payment of principal of, or premium (if any) or interest on, the Notes or the Additional Amounts (if any), the Parent is, or on the next interest payment date would be, required to deduct or withhold any tax of the Republic of Indonesia (or any political subdivision or taxing authority thereof or therein) at a rate in excess of 10% (calculated after giving effect to any reduction of the rate of withholding tax available under any tax treaty between the Netherlands and the Republic of Indonesia),

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and such obligation cannot be avoided by the Issuer (or the Parent as the case may be) taking reasonable measures available to it, provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or the Parent would be obliged to pay such Additional Amounts (or make such other withholdings as may be referred to in paragraphs (1) to (3) above) were a payment in respect of the Notes or the Intercompany Loan then due or (as the case may be) a demand under the Guarantee then made.

Prior to the publication of any notice of redemption pursuant to this provision, the Issuer will deliver to the Trustee:

(a)	an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred; and

(b)	an opinion of Dutch legal counsel or Indonesian legal counsel (or other competent Indonesian tax advisors), in each case of recognized standing with respect to such tax matters, as the case may be, to the effect that the Issuer or the Parent, as the case may be, has or will become obligated to pay such Additional Amounts as a result of such amendment or change.

7. Additional Amounts.

Unless otherwise required by the Netherlands law or Indonesian law, neither the Issuer nor any of the Guarantors will deduct or withhold from payments made with respect to the Notes and the Guarantee on account of any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any political subdivisions or taxing authorities in the Netherlands or Indonesia having the power to tax (a “Taxing Authority,” and such taxes, “Taxes”). In the event that either the Issuer or any of the Guarantors is required to withhold or deduct on account of any Taxes from any payment made under or with respect to such Notes or the Guarantee, as the case may be, the Issuer or any of the Guarantors, as the case may be, will pay such additional amounts so that the net amount received by each holder of Notes, including those additional amounts, will equal the amount that such holder of Notes would have received if such Taxes had not been required to be withheld or deducted. The amounts that the Issuer or any of the Guarantors are required to pay to preserve the net amount receivable by the holders of Notes are referred to as “Additional Amounts.”

Additional Amounts will not be payable with respect to a payment made to a holder of Notes to the extent:

(a) that any such Taxes would not have been imposed but for the existence of any present or former connection between the holder or beneficial owner of such Note and the relevant Taxing Authority imposing such Taxes, other than merely holding such notes or the exercise or enforcement of rights under such Notes, their Guarantee or the Indenture, including, without limitation, such holder or the beneficial owner of such Notes being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein;

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(b) that any such Taxes would not have been imposed but for the presentation of such Notes or the Guarantees, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder of Notes thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30-day period;

(c) of any estate, inheritance, gift sale, transfer, personal property or other similar tax assessment or other governmental charge imposed with respect to such Note;

(d) that any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of such holder or the beneficial owner of such Notes to comply with a request by the Issuer addressed to such holder of Notes to provide information concerning the nationality, residence or identity of such holder of Notes or such beneficial owner, or to make any declaration or other similar claim, or satisfy any information or reporting requirement, which, in either case, is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(e) any combination of the above; or

(f) with respect to any payment of the principal of, premium, if any, or interest on such Notes or the Guarantee to such holder of Notes (including a fiduciary or partnership) to the extent that the beneficial owner of such Notes would not have been entitled to such Additional Amounts had it been the holder of the Notes.

Each of the Issuer and the Guarantors, as applicable, will also:

(1) withhold or deduct the Taxes as required;

(2) remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

(3) use its reasonable efforts to obtain from each relevant Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

(4) upon request, make available to the holders of Notes, within 60 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuer or any relevant Guarantor or, if, notwithstanding the efforts of the Issuer or Guarantor to obtain such receipts, the same are not obtainable, other evidence of such payments.

In addition, the Issuer and the Guarantors, as applicable, will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in the Netherlands or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of any Notes or Guarantee.

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Any reference herein to principal, premium or interest will be deemed also to refer to any Additional Amounts which may be payable.

8. Sinking Fund.

The Notes are not subject to any sinking fund.

9. Notice of Redemption.

At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail to each holder of Notes to be redeemed, which notice shall also be sent at least once to the Dow Jones News Service or similar business news service in the United States.

The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5) if fewer than all the outstanding Notes are to be redeemed, the identification and principal amounts of the particular Notes to be redeemed;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP, ISIN or Common Code number, if any, printed on the Notes being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the information required by this Section at least 45 days before the redemption date.

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10. Repurchase of Notes at the Option of Holders upon Change of Control.

Upon the occurrence of a Change of Control, each holder of Notes shall have the right, subject to certain conditions specified in the Indenture, to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of repurchase) as provided in, and subject to the terms of, the Indenture.

11. Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$1,000 and whole multiples of US$1,000. A holder of Notes may transfer the Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a holder of Notes, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or 15 days before an interest payment date.

12. Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of it for all purposes.

13. Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer and not to the Trustee for payment.

14. Discharge and Defeasance.

Subject to certain conditions specified in the Indenture, the Issuer at any time may terminate some of or all its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be.

15. Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended without prior notice to any holder of Notes but with the written consent of the holders of Notes of at least a majority in aggregate principal amount of the outstanding Notes and (ii) a Default or noncompliance with certain provisions may be waived with the written consent of the holders of Notes of at least a majority in aggregate principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any holder of Notes, the Issuer and the Trustee may amend the Indenture or the Notes (a) to cure any ambiguity, omission, defect or inconsistency; (b) to provide for uncertificated Notes in addition to or in place of certificated Notes; (c) to add additional Guarantees with respect to the Notes; (d) to secure the Notes, to add to the covenants of the Parent for the benefit of the holders of the Notes or surrender any right or power conferred upon the Parent in the Indenture; or (e) to make any change that does not adversely affect the rights of any holder of the Notes.

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16. Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the holders of Notes of not less than 25% in aggregate principal amount of the Notes then outstanding, subject to certain limitations, may declare the principal of and accrued and unpaid interest to the date of such acceleration on all the Notes to be immediately due and payable. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being immediately due and payable upon the occurrence of such Events of Default without any further act of the Trustee or any holder of the Notes.

Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and security to its satisfaction. Subject to certain limitations, holders of Notes of a majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power under the Indenture. The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may rescind and annul any declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

17. Trustee Dealings with the Issuer.

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

18. No Recourse Against Others.

A director, officer, employee or stockholder, as such, of the Parent shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each holder of a Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

19. Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

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20. Abbreviations.

Customary abbreviations may be used in the name of a holder of Notes or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

21. Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

22. CUSIP, ISIN and Common Code Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP, ISIN or Common Code numbers to be printed on the Notes and has directed the Trustee to use CUSIP, ISIN or Common Code numbers in notices of redemption as a convenience to holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any holder of Notes upon written request and without charge to the holder of Notes a copy of the Indenture which has in it the text of this Note. Request may be made to:

PT Indosat Tbk

Jl. Medan Merdeka, Barat No. 21

PO Box 2905, Jakarta 10110

Republic of Indonesia

Attention of:

Legal Department

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NOTATION OF GUARANTEE

The Guarantor on the attached signature page hereto (the “Guarantor”) has unconditionally guaranteed (such guarantee being referred to herein as the “Guarantee”), that (i) the principal of and interest and any other amounts due on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal if any, and interest on any interest, to the extent lawful, on the Notes and all other obligations of the Issuer to the Holders hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Article Ten of the Indenture.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

INDOSAT INTERNATIONAL FINANCE COMPANY B.V., as Guarantor

By:
Name:
Title:

PT INDOSAT TBK, as Guarantor

By:
Name:
Title:

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

________________________________________________________________

Date: Your Signature:

________________________________________________________________
Sign exactly as your name appears on the other side of this Note.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(k) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or the Guarantor; or

(2)	☐	pursuant to an effective registration statement under the Securities Act of 1933; or

(3)	☐	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act in compliance with Rule 904 under the Securities Act of 1933; or

(5)	☐	pursuant to another available exemption from registration provided by Rule 144 under the Securities Act of 1933.

Assignment Form

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder of Notes thereof; provided, however, that if box (4) or (5) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

Your Signature

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

_______________________________________________________________________________

Assignment Form

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A (“Rule 144A”) under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
	NOTICE:	To be executed by an executive officer

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Registrar

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.14 (Limitation on Asset Sales) or 4.20 (Change of Control) of the Indenture, check the box:

____

/    /

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.14 or 4.20 of the Indenture, state the amount:

$

Date:                      Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.